Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

BAKBONE SOFTWARE INCORPORATED,

CHICKASAW ACQUISITION CORPORATION,

CHICKASAW ACQUISITION CORPORATION II,

COLDSPARK, INC. AND

THE STOCKHOLDER REPRESENTATIVE

Dated as of May 11, 2009

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Section 9.7	Enforcement of this Agreement	62

Section 9.8	Dispute Resolution	63

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EXHIBITS & SCHEDULES

Schedules:

Schedule A Key Stockholders

Schedule 2.7(a) Allocation Certificate

Schedule 6.2(g) Third Party Consents

Schedule 6.2(k) Key Employees

Exhibits:

Exhibit A Stockholder Agreement

Exhibit B Opinion of Counsel to the Company

Exhibit C Charter Amendment

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is dated as of May 11, 2009 (the “Execution Date”), among BAKBONE SOFTWARE INCORPORATED, a Canadian corporation (“Parent”), CHICKASAW ACQUISITION CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), CHICKASAW ACQUISITION CORPORATION II, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub II”), COLDSPARK, INC., a Delaware corporation (the “Company”), and, with respect to Section 7.6 only, Tom Neustaetter as Stockholder Representative. Each of Parent, Merger Sub, Merger Sub II and the Company is a “Party” and together, the “Parties.”

RECITALS:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub, Merger Sub II and the Company have approved and declared advisable and in the best interests of each corporation and its respective stockholders this Agreement and the transactions contemplated thereby, including the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein, and (ii) all of the issued and outstanding options to purchase capital stock of the Company shall terminate in the manner set forth herein;

WHEREAS, as soon as reasonably practicable following the Merger, Parent shall adopt an agreement and plan of merger and reorganization whereby the Company will be merged with and into Merger Sub II, with such corporation surviving the Second Merger as a wholly-owned subsidiary of Parent (the “Second Merger”);

WHEREAS, the Board of Directors of the Company has unanimously determined that the Merger is fair to, and in the best interests of, the Stockholders, and approved and declared advisable this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, in order to induce Parent and Merger Sub to enter into this Agreement, the Stockholders of the Company identified on Schedule A (the “Key Stockholders”) are entering into stockholder agreements (each in the form attached hereto as Exhibit A (collectively the “Stockholder Agreements”)) with Parent; and

WHEREAS, Parent, Merger Sub, Merger Sub II and the Company intend for federal income tax purposes that the Merger and Second Merger (collectively, the “Reorganization”), qualify as a “reorganization” described in Section 368(a) of the Code, and that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.3682-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. The following capitalized terms as used herein shall have the meanings ascribed to them in this Article I:

“Agreement” has such meaning as set forth at the beginning of this Agreement.

“Affiliate” means (i) any holder of 10% or more of the capital stock (measured on a fully diluted basis) of a Person, (ii) any director, or executive officer of a Person, (iii) any Person that directly or indirectly controls, is controlled by, or is under common control with, another Person or (iv) any member of the immediate family of any such Persons.

“Allocation Certificate” has such meaning as set forth in Section 2.7(c).

“Audited Financial Statements” has such meaning as set forth in Section 3.6(a).

“BofA” has such meaning as set forth in Section 5.18.

“Cash Consideration” has such meaning as set forth in Section 2.6(a).

“Cash Election” has such meaning as set forth in Section 2.7(a).

“Certificate of Merger” has such meaning as set forth in Section 2.2.

“Certificates” has such meaning as set forth in Section 2.9(a).

“Charter Amendment” has such meaning as set forth in Section 6.2(c)(i).

“Claim Notice” has such meaning as set forth in Section 7.3(a).

“Closing” has such meaning as set forth in Section 2.2.

“Closing Date” has such meaning as set forth in Section 2.2.

“Closing Date Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has such meaning as set forth at the beginning of this Agreement.

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” has such meaning as set forth in Section 3.4(a).

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Charter” has such meaning as set forth in Section 3.4(a).

“Company Common Stock” means all outstanding shares of common stock of the Company, par value $0.0001, as of the Closing Date.

“Company Contract” means any Contract to which the Company is a party or to which the Company or any of its properties or assets (whether tangible or intangible) is subject or bound.

“Company Convertible Notes” means the outstanding convertible promissory notes issued by the Company having an aggregate principal amount of $3,000,000.

“Company Disclosure Schedule” means that certain letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Disclosure Schedule.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

“Company License Agreements” has such meaning as set forth in Section 3.16(h).

“Company Material Adverse Effect” means any change or effect that is, or could reasonably be expected to be, materially adverse to (i) the business or the operations, assets, Liabilities, earnings or results of operations, financial projections or forecasts, or the financial condition, of the Company or (ii) the ability of the Company to perform its obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated hereby in a timely manner except to the extent that any such material adverse effect results from changes in general economic conditions (but only to the extent any such changes do not disproportionately impact the Company). For the purposes of this Agreement, any Company Material Adverse Effect on the business of the Company which is cured by the Company prior to the Effective Time shall not be a Company Material Adverse Effect.

“Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

“Company Option Plan” means the Company’s 2006 Stock Plan, as amended.

“Company Options” means the options to purchase shares of the Company Common Stock issued pursuant to the Company Option Plan.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company.

“Company Permits” has such meaning as set forth in Section 3.11(a).

“Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a “welfare plan” (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, retention, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates contributes or otherwise may have any liability.

“Company Preferred Stock” means all outstanding shares of the Series A Preferred Stock of the Company, par value $0.0001, as of the Closing Date.

“Company Products” has such meaning as set forth in Section 3.16(c).

“Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

“Company Securityholders” has such meaning as set forth in Section 2.6(a).

“Compensation Agreements” has such meaning as set forth in Section 3.14.

“Confidentiality Agreement” has such meaning as set forth in Section 5.5.

“Consent Date” has such meaning as set forth in Section 5.18.

“Contaminants” has such meaning as set forth in Section 3.16(n).

“Contract” means any note, bond, mortgage, indenture, lease, contract, insurance policy, covenant or other agreement (written or oral), instrument or commitment, permit, concession, franchise or license.

“CPR” has such meaning as set forth in Section 9.8(b).

“CPR Rules” has such meaning as set forth in Section 9.8(b).

“Deemed Share Value” shall mean $0.43 per Parent Common Share.

“Delayed Cash Initial Payment” has such meaning as set forth in Section 2.6(a)(i).

“DGCL” means the Delaware General Corporation Law, as amended.

“Dispute” has such meaning as set forth in Section 9.8(a).

“Dispute Notice” has such meaning as set forth in Section 9.8(b).

“Disputing Party” has such meaning as set forth in Section 9.8(a).

“Dissenting Shares” has such meaning as set forth in Section 2.8(a).

“Dissenting Stockholder” has such meaning as set forth in Section 2.8(a).

“Effective Time” has such meaning as set forth in Section 2.2.

“Election” has such meaning as set forth in Section 2.7(a).

“Employee” means any current, former or retired employee, officer or director of the Company.

“Employment Agreements” has such meaning as set forth in Section 3.13(a).

“Environmental Law” means any law, past or present and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” has such meaning as set forth in Section 7.4(a).

“Execution Date” has such meaning as set forth at the beginning of this Agreement.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigations, expert witnesses, consultants, accountants, valuation experts and other professionals).

“Financial Statements” has such meaning as set forth in Section 3.6(b).

“First Subsequent Payment Date” has such meaning as set forth in Section 2.6(a)(ii)(1).

“Form of Election” has such meaning as set forth in Section 2.7(a).

“Fundamental Representations” has such meaning as set forth in Section 7.1(a).

“GAAP” means United States generally accepted accounting principals, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Governmental Authority” means any United States and/or foreign, federal, state, provincial, local or other governmental authority of any kind or nature, including any department, subdivision, commission, board, bureau, agency or instrumentality thereof, any court and any administrative agency, and any comparable body performing any governmental functions.

“Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and PCBs, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

“Holdback Amount” has such meaning as set forth in Section 7.4(a).

“In-the-Money Option” has such meaning as set forth in Section 2.7(e)(i).

“Indemnified Parties” has such meaning as set forth in Section 7.2.

“Indemnity Claim” means the amount of any and all Losses incurred by an Indemnified Party.

“Indemnity Payment” means any payment that an Indemnified Party is entitled to receive hereunder as to an Indemnity Claim.

“Information Statement” has such meaning as set forth in Section 5.4.

“Initial Payment” has such meaning as set forth in Section 2.6(a)(i).

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (e) domain names, uniform resource locators and other names and locators associated with the Internet; (f) all Software; (g) all industrial designs and any registrations and applications therefor throughout the world; (h) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (i) all databases and data collections and all rights therein throughout the world; (j) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (k) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Key Employees” means the Employees listed on Schedule 6.2(k).

“Key Stockholders” has such meaning as set forth in the Recitals hereof.

“Knowledge” means the actual knowledge of any officer or director of the Company and such knowledge as would be reasonably expected to be known by such individuals in the ordinary and usual course of the performance of their professional responsibilities to the Company.

“Law” means, as to any Person, any statute, rule, regulation, ordinance, code, guideline, law, judicial decision, determination, order (including any injunction, judgment, writ, award or decree), or consent of the Court, other Governmental Authority or arbitrator, in each case applicable to or binding upon such Person, including the conduct of its business, or any of its assets or revenues to which such Person or any of its assets or revenues are subject.

“Letter of Transmittal” has such meaning as set forth in Section 2.9(a).

“Liabilities” or “Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Liens” has such meaning as set forth in Section 3.10(a).

“Losses” has such meaning as set forth in Section 7.2.

“Maximum Cash Initial Payment” has such meaning as set forth in Section 2.6(a)(i).

“Maximum Stock Initial Payment” has such meaning as set forth in Section 2.6(a)(i).

“Merger” has such meaning as set forth in Recitals hereof.

“Merger Consideration” has such meaning as set forth in Section 2.6(a).

“Merging Corporations” means Merger Sub and the Company, collectively.

“Merger Sub” has such meaning as set forth at the beginning of this Agreement.

“Merger Sub II” has such meaning as set forth in the Recitals hereof.

“Negotiation Period” has such meaning as set forth in Section 9.8(a).

“Option Consideration” means, with respect to a Company Option, an amount of the Initial Payment equal to the product of (i) the excess, if any, of the Per Share Common Stock Consideration over the exercise price per share of Company Common Stock of such Company Option and (ii) the number of shares of Company Common Stock subject to such Company Option (whether vested or unvested). The Option Consideration shall be paid in cash.

“Parachute Payment Waiver” has such meaning as set forth in Section 5.13(a).

“Parent” has such meaning as set forth at the beginning of this Agreement.

“Parent Change in Control” means the occurrence of either of the following events in a single transaction: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing fifty percent (50%) or more of the total voting power represented by Parent’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by Parent of all or substantially all of Parent’s assets.

“Parent Common Shares” means the common shares of Parent.

“Parent Financial Statements” has such meaning as set forth in Section 4.5.

“Parent Material Adverse Effect” has such meaning as set forth in Section 4.2.

“Parent Representatives” has such meaning as set forth in Section 5.5.

“Parent SEC Documents” has such meaning as set forth in Section 4.5.

“Party”, and together, “Parties”, have such meaning as set forth in the beginning of this Agreement.

“Per Share Common Stock Consideration” means that amount of Cash Consideration and Stock Consideration equal to (i) an amount equal to (A) the Merger Consideration plus (B) the total aggregate exercise prices of the Company Options less (C) the total value of the Series A Preferred Stock Liquidation Preference, divided by (ii) the sum of the total number of (A) outstanding shares of Company Common Stock and (B) Company Common Stock underlying Company Options.

“Person” means an individual, company, agency, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Proceedings” means any claims, controversies, demands, actions, lawsuits, investigations, proceedings or other disputes, formal or informal, including any by, involving or before any arbitrator or any Governmental Authority.

“Purchase Proposal” means any proposal for a merger or other business combination involving the Company, or any Subsidiary, or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company, or any Subsidiary, other than the transactions contemplated by this Agreement.

“Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; and (d) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Reorganization” has such meaning as set forth in the Recitals hereof.

“Requisite Stockholder Approval” means the approval of this Agreement and the transactions contemplated thereby by the requisite number of Stockholders required to approve this Agreement and the transactions contemplated hereby as provided by the DGCL and the Company Charter and Company Bylaws.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” has such meaning as set forth in the Recitals hereof.

“Second Subsequent Payment Date” has such meaning as set forth in Section 2.6(a)(ii)(2)

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock Liquidation Preference” shall mean the product of (i) the number of shares of Series A Preferred Stock outstanding immediately prior to the Closing, including those shares issued upon conversion of the Company Convertible Notes, and (ii) $0.894707.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Stock Consideration” has such meaning as set forth in Section 2.6(a).

“Stock Election” has such meaning as set forth in Section 2.7(a).

“Stockholder Agreements” has such meaning as set forth in the Recitals hereof.

“Stockholder Representative” has such meaning as set forth in Section 7.6(a).

“Stockholders” means the stockholders of the Company.

“Subsequent Payment(s)” has such meaning as set forth in Section 2.6(a)(ii)

“Subsequent Payment Date” has such meaning as set forth in Section 2.6(a)(ii)(3)

“Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity means.

“Survival Period” has such meaning as set forth in Section 7.1(a).

“Surviving Corporation” has such meaning as set forth in Section 2.1.

“Tax Claim” has such meaning as set forth in Section 5.14(d).

“Tax Returns” has such meaning as set forth in Section 3.8(a).

“Taxes” has such meaning as set forth in Section 3.8(a).

“Third-Party Claim” has such meaning as set forth in Section 7.3(c).

“Third Subsequent Payment Date” has such meaning as set forth in Section 2.6(a)(ii)(3)

“Treasury Regulation” means the temporary and final regulations promulgated under the Code.

“Unaudited Financial Statements” has such meaning as set forth in Section 3.6(b).

“Unresolved Amount” has such meaning as set forth in Section 7.4(d).

“Worker Safety Laws” has such meaning as set forth in Section 3.11(c).

“5% Shareholder” has such meaning as set forth in Section 5.14(g).

Section 1.2 Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (a) any document, instrument or agreement (including this Agreement) include (1) all exhibits, schedules and other attachments thereto, (2) all documents, instruments or agreements issued or executed in replacement thereof and (3) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (b) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. All accounting terms not specifically defined herein will be construed in accordance with GAAP.

ARTICLE II

THE REORGANIZATION

Section 2.1 The Reorganization. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (“Surviving Corporation I”). At the effective time of the Second Merger and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Surviving Corporation I shall be merged with and into Merger Sub II, the separate corporate existence of Surviving Corporation I shall cease and Merger Sub II shall continue as the surviving entity (“Surviving Corporation II”, together with Surviving Corporation I, and either of them, the “Surviving Corporation”). The Parties hereto each specifically acknowledge and agree that it is intended by each of them that the Reorganization (i.e., the Merger and the Second Merger), taken together as a single, integrated transaction, shall be treated and reported as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and IRS Revenue Ruling 2001-46, 2001-2 C.B. 321 (and any comparable provisions of any applicable state or local Tax laws); provided, however, that in the event of any determination (as defined in Section 1311 of the Code) that the Reorganization does not so qualify as a “reorganization” then the Parties intend that the Merger and the Second Merger shall each be treated as separate transactions for all federal, state and local Tax purposes, as per IRS Revenue Ruling 90-95, 1990-2 C.B. 67 (and any comparable provisions of any applicable state or local Tax laws).

Section 2.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place as promptly as practicable after the execution and delivery of this Agreement by the parties hereto, but no later than two (2) business days following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are satisfied at Closing, but subject to the waiver of fulfillment of those conditions) at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California 92130, at 10:00 a.m., local time, or at such other time and place as Parent and the Company shall agree (the “Closing Date”). The Parties acknowledge and agree that time is of the essence with respect to the Closing, and will use commercially reasonable efforts to satisfy the conditions set forth in Article VI and effectuate the Closing as soon as commercially practicable. On the Closing Date and subject to the terms and conditions hereof, the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger, such time being referred to herein as the “Effective Time.” Subject to the provisions of this Agreement, promptly following the Merger, but in no event later than thirty (30) days after the Effective Time, a Certificate of Merger for the Second Merger, satisfying the applicable requirements of the DGCL, shall be duly executed by Merger Sub II and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.

Section 2.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing and subject thereto, as of the Effective Time, all properties, rights, immunities, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation I, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation I.

Section 2.4 Certificate of Incorporation; Bylaws.

(a) At and following the Effective Time, the Company Charter, as amended by the Charter Amendment, shall be amended to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and shall be the certificate of incorporation of the Surviving Corporation I until thereafter changed or amended as provided therein, in connection with the Second Merger, by the DGCL or by applicable Law, except that Article I of the certificate of incorporation of the Surviving Corporation I shall be amended and restated in its entirety to read as follows: “The name of the corporation shall be ColdSpark, Inc.”

(b) At and following the Effective Time, the bylaws of the Surviving Corporation I shall be amended to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation, until amended as provided therein, in connection with the Second Merger, by the DGCL or by applicable Law.

Section 2.5 Directors; Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation I, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation I and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided by the bylaws of the Surviving Corporation I or as otherwise provided by Law.

Section 2.6 Merger Consideration; Adjustment.

(a) Merger Consideration. The consideration (“Merger Consideration”) to be paid by Parent and Merger Sub in the Merger to holders of outstanding shares of Company Capital Stock and Company Options (the “Company Securityholders”) shall be $8,125,000 (the “Cash Consideration”) and $7,813,005.40 of Parent Common Shares (the “Stock Consideration”), subject to adjustment pursuant to Article VII below, payable as follows:

(i) cash in the amount of $1,500,000 (the “Maximum Cash Initial Payment”) and 9,117,877 Parent Common Shares (the “Maximum Stock Initial Payment” and together with the Maximum Cash Initial Payment, the “Initial Payment”) shall be paid by Parent at Closing; provided, however, that (x) $750,000 of the Maximum Cash Initial Payment shall not be paid by Parent until the First Subsequent Payment Date (the “Delayed Cash Initial

Payment”); (y) Parent shall pay interest on the Delayed Cash Initial Payment at the interest rate that is the greater of (A) the applicable prime rate as reported in the Wall Street Journal on the Closing Date plus 3.5% or (B) eight percent (8%); and (z) the Delayed Cash Initial Payment may not be deferred pursuant to Section 2.6(a)(ii).

(ii) the remaining Merger Consideration shall be paid as follows (each of the below payments, a “Subsequent Payment” and collectively the “Subsequent Payments”):

(1) thirteen (13) months after the Closing Date (the “First Subsequent Payment Date”), $1,500,000 in cash and 3,488,383 Parent Common Shares;

(2) twenty-five (25) months after the Closing Date (the “Second Subsequent Payment Date”), $1,500,000 in cash and 3,488,383 Parent Common Shares; and

(3) thirty-seven (37) months after the Closing Date (the “Third Subsequent Payment Date”, and each of the First Subsequent Payment Date, Second Subsequent Payment Date and Third Subsequent Payment Date, a “Subsequent Payment Date”), $3,625,000 in cash and 2,075,137 Parent Common Shares;

provided, however, that Parent may defer payment of the cash portion of a Subsequent Payment to a later Subsequent Payment Date by issuing an additional amount of Parent Common Shares calculated by dividing the amount of the Cash Consideration so deferred by the Deemed Share Value. In the event Parent elects to defer all or a portion of the cash portion of a Subsequent Payment to a later Subsequent Payment Date, then (y) the stock portion of the later Subsequent Payment Date shall be decreased by an amount equal to the number of Parent Common Shares issued upon deferral of the cash portion of a Subsequent Payment pursuant to this paragraph (so that the total dollar amount of Parent Common Shares issued as Merger Consideration shall not exceed $7,813,005.40); and (z) Parent shall pay interest on the amount of Cash Consideration so deferred at the interest rate that is the greater of (A) the applicable prime rate as reported in the Wall Street Journal on the date the Subsequent Payment is owed plus 3.5% or (B) eight percent (8%) and, subject to adjustment pursuant to Article VII, the aggregate Cash Consideration shall be $8,125,000. Interest shall accrue from the date the Subsequent Payment for which a deferral is elected by Parent was due until the date on which the deferred amount of Cash Consideration is paid as part of a Subsequent Payment, and shall be payable in full on the date the Subsequent Payment is made.

(b) No Fractional Shares. In lieu of fractional shares that would otherwise be issued to the Company Securityholders under this Agreement, Company Securityholders that would have been entitled to receive a fractional share shall receive such whole number of shares of Parent Common Shares as is equal to the precise number of Parent Common Shares to which such person would be entitled rounded up to the nearest whole number.

(c) Parent Change in Control. In the event of a Parent Change in Control prior to the Third Subsequent Payment Date, the timing of the payment of all previously unpaid Merger Consideration shall be accelerated and all such payments shall be made to the Company Securityholders (other than Dissenting Stockholders) upon the earlier of (x) the closing of such Parent Change in Control or (y) the Third Subsequent Payment Date.

(d) Adjustments.

(i) If at any time during the period between the date of this Agreement and the Third Subsequent Payment Date, any change in the outstanding shares of capital stock of the Parent shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, the Stock Consideration and other similarly dependent items shall be equitably adjusted to reflect such change.

(ii) If at any time during the period between the date of this Agreement and the Closing Date, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, the Stock Consideration and other similarly dependent items shall be equitably adjusted to reflect such change.

Section 2.7 Effect on Capital Stock.

(a) Consideration Election. Subject to Section 2.7(b), each holder of Company Preferred Stock shall be entitled to elect (i) the portion of the Initial Payment to be paid to such holder of Company Preferred Stock in Cash Consideration (a “Cash Election”) and (ii) the portion of the Initial Payment to be paid to such holder of Company Preferred Stock in Stock Consideration (a “Stock Election”). Any Cash Election or Stock Election shall be referred to herein as an “Election,” and shall be made on a form furnished by Parent, Merger Sub and the Company for that purpose (a “Form of Election”), included as part of the Information Statement. Holders of Company Preferred Stock shall not be entitled to make any Election with respect to any Subsequent Payments.

(b) Cash Proration; Stock Proration.

(i) If the total amount of Cash Elections would require aggregate cash payments in excess of the Maximum Cash Initial Payment, then each holder of Company Preferred Stock who makes a Cash Election shall receive a pro rata portion (based on the number of shares of Company Preferred Stock covered by Cash Elections) of the Maximum Cash Initial Payment available to be paid to holders of Company Preferred Stock. All shares of Company Preferred Stock subject to a Cash Election, other than shares of Company Preferred Stock converted into the right to receive an Initial Payment of Cash Consideration in accordance with this Section 2.7(b), shall be converted into the right to receive an Initial Payment of Stock Consideration.

(ii) If the total amount of Stock Elections would require the issuance in the aggregate of a number of Parent Common Shares in excess of the Maximum Stock Initial Payment, then each holder of Company Preferred Stock who makes a Stock Election shall receive a pro rata portion (based on the number of shares of Company Preferred Stock covered by Stock Elections) of the Maximum Stock Initial Payment. All shares of Company Preferred

Stock subject to a Stock Election, other than shares of Company Preferred Stock converted into the right to receive an Initial Payment of Stock Consideration in accordance with this Section 2.7(b)(ii), shall be converted into the right to receive an Initial Payment of Cash Consideration.

(c) Allocation Certificate. Upon the execution of this Agreement, the Company shall deliver to Parent a certificate (the “Allocation Certificate”) of the Company signed by the Chief Executive Officer of the Company certifying, in each case as of the Closing: (i) the identity of each record holder of Company Capital Stock and the number of shares of Company Common Stock and/or Company Preferred Stock held by each such Stockholder; (ii) the identity of each holder of Company Options and the number and type of shares of Company Common Stock subject to each Company Option; (iii) the amount, as determined by the Board of Directors of the Company in good faith, of the Initial Payment (including the amount of the Delayed Cash Initial Payment) and each of the Subsequent Payments to be paid to each Company Securityholder under the Company Charter, the Election and other applicable agreements, expressed in terms of both the Cash Consideration and Stock Consideration to be paid on each such date, provided that the Initial Payment paid to the holders of Company Common Stock shall exclusively consist of Cash Consideration; and (iv) the amount of any required Tax withholding (if any) from the Initial Payment and each Subsequent Payment with respect to each such Company Securityholder, all giving effect to the conversion of all Company Convertible Notes. Such Allocation Certificate shall be deemed the definitive calculation of the Merger Consideration payable to the Company Securityholders (except with respect to changes resulting from adjustments to the Merger Consideration under Section 2.6 and Article VII).

(d) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Securityholders:

(i) the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), including all shares of Company Preferred Stock issued upon the conversion of all Company Convertible Notes, shall be converted into the right to receive a portion of the Merger Consideration as set forth on the Allocation Certificate, as may be adjusted pursuant to Section 2.6 and Article VII of this Agreement; and

(ii) the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive a portion of the Merger Consideration as set forth on the Allocation Certificate, as may be adjusted pursuant to Section 2.6 and Article VII of this Agreement.

(e) Company Options.

(i) By virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or the holders of Company Options, each Company Option outstanding and unexercised immediately prior to the Effective Time shall be accelerated in full so that each such Company Option is fully vested and exercisable immediately prior to, but contingent upon, the Effective Time. At the Effective Time, each holder of an outstanding and unexercised Company Option with a per share exercise price less than the Per Share Common

Stock Consideration (each, an “In-the-Money Option”) shall be eligible to receive the Option Consideration with respect to such In-the-Money Option, rounded down to the nearest whole cent or to the nearest whole share, as applicable, less applicable deductions and withholdings required by Law to be withheld in respect of such payment. Any such required withholdings may be satisfied by withholding a portion of the Cash Consideration payable with respect of such In-the-Money Option, or by a reduction in the number of Parent Common Shares delivered as the Stock Consideration payable with respect to such In-the-Money Option. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the holders of such In-the-Money Options to whom such amounts would otherwise have been paid. Parent shall cause the Surviving Corporation to pay any amounts withheld for withholding Taxes promptly to the appropriate Governmental Authority on behalf of such holder of In-the-Money Options. The Option Consideration shall be payable to each holder of an In-the-Money Option in a lump sum within thirty (30) days after the Effective Time and shall not be subject to the deferred payment provisions of Section 2.6(a) or Article VII. Each Company Option outstanding and unexercised immediately prior to the Effective Time with a per share exercise price greater than or equal to the Per Share Common Stock Consideration shall automatically be cancelled as of the Effective Time without any consideration payable in respect thereof.

(ii) Conditional upon the Closing, each Company Option shall be cancelled and terminated as of the Effective Time in accordance with the Company Option Plan, and no holder of any such Company Option or participant in the Company Option Plan shall have any rights thereafter with respect thereto except as expressly provided in this Section 2.7(c). Prior to the Effective Time, the Company shall provide notice to each holder of an outstanding Company Option describing the treatment of such Company Option in accordance with Section 2.7(c)(i). Prior to the Effective Time, the Company Board shall adopt any resolutions and take any actions which are necessary to effectuate this Section 2.7(c). Conditional upon the Closing, the Company shall (i) take all appropriate or necessary steps to effect the termination of the Company Option Plan as of the Effective Time, and (ii) take all actions necessary so that following the Effective Time, there shall be no outstanding Company Options.

(f) Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation I and shall constitute the only shares of capital stock of the Surviving Corporation I outstanding immediately after the Effective Time. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation I.

(g) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock held in the treasury of the Company and any shares of Company Common Stock owned by Parent or by any direct or indirect wholly-owned Subsidiary of Parent or the Company (including any shares of Company Common Stock issued by the Company pursuant to a stock option) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.8 Dissenters’ Rights.

(a) Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Stockholder (a “Dissenting Stockholder”) who properly exercises dissenters rights thereto in accordance with the DGCL (“Dissenting Shares”) shall not be converted as described in Section 2.7(b), but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

(b) If any Stockholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive any portion of the Merger Consideration pursuant to and subject to Section 2.6 without interest thereon upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock, or offer to settle any such demands.

(d) To the extent that the amounts payable (if any) to Dissenting Stockholders for each Dissenting Share pursuant to Section 2.8 is less than the Merger Consideration that would have been received by such Dissenting Stockholders pursuant to Section 2.6, such difference in value shall be added to the next Subsequent Payment and distributed in accordance with Section 2.6. To the extent that the amounts payable (if any) to Dissenting Stockholders for each Dissenting Share exceed the amount of Cash Consideration that would have been received by such Dissenting Stockholders pursuant to Section 2.6, such difference in value shall be deducted by Parent from the next Subsequent Payment.

Section 2.9 Exchange Procedures.

(a) Surrender of Certificates. Parent shall mail or otherwise deliver to the Stockholders, (i) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the certificates for Company Capital Stock (the “Certificates”) shall pass only upon proper delivery of the Certificates to Parent, (ii) such other customary documents as may be reasonably required pursuant to such instructions and (iii) instructions for use in effecting the surrender of the Certificates and payment therefor. Upon receipt by Parent of a Certificate (together with the Letter of Transmittal and other documents, properly completed and duly executed) at or following the Closing, the holder of such Certificate shall be entitled to such holders’ pro rata portion of the Initial Payment as set forth on the Allocation Certificate, subject to any applicable withholding as required under the Code, or under any provisions of state, local or foreign Tax law; provided, however, that with respect to the Stock Consideration payable by Parent to the Stockholders at Closing, Parent shall (i) deliver written instructions to its transfer agent as soon as practicable following the Closing Date authorizing the preparation and issuance of such Stock Consideration to the Stockholders and (ii) cause all Parent Common Shares representing such Stock Consideration to be delivered as soon as commercially practicable thereafter.

(b) No Further Ownership Rights in Shares. Upon the payment of the Initial Payment upon the surrender of Certificates representing the ownership of the Company Capital Stock in accordance with the terms of this Article II, such payment shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock theretofore represented by such Certificates, subject only to the right to receive the Subsequent Payments, in accordance with the terms and conditions of this Article II and Article VII. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled in exchange for the right to receive the Merger Consideration as provided in this Article II.

(c) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, or an indemnity agreement reasonably acceptable to Parent, as indemnity against any claim that may be made against them with respect to such Certificate, Parent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holders thereof are entitled.

Section 2.10 Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Merging Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Company or Surviving Corporation, as applicable, and their respective proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Merging Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merging Corporation or any such Stockholder, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Merging Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, Merger Sub and Merger Sub II that the statements contained in this Article III are current and complete, except as set forth in the Company Disclosure Schedule, which Company Disclosure Schedule shall specifically identify the section of this Agreement for which each exception is taken:

Section 3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1(a) of the Company Disclosure Schedule and in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect. The Company has delivered a true and correct copy of the Company Charter and Company Bylaws, each as amended to date and in full force and effect on the date hereof, to Parent. The Company has not violated the Company Charter or Company ByLaws in any material respect. Section 3.1(b) of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company has facilities, maintains an office or has an Employee. Neither the Company nor its predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, trade name or other name.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of:

(i) 30,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 15,630,525 shares were issued and outstanding;

(ii) 7,500,000 shares of Company Preferred Stock, of which, as of the date of this Agreement, 7,264,948 shares are issued or outstanding;

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (i) the name of each holder of Company Capital Stock, and the domicile address of such holder, (ii) the number of shares of Company Capital Stock held by such holder, (iii) the class or series of such shares, and (iv) for shares other than shares of Company Common Stock, the number of shares of Company Common Stock (if any) into which such shares are convertible. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by Law, the Company Charter, Company Bylaws, or any Company Contract. All of the issued and outstanding shares of Company Capital Stock have been offered, issued and sold by the Company in compliance with all applicable securities Laws. No shares of Company Capital Stock are unvested or subject to a repurchase option, risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other agreement with the Company. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(c) The Company does not have any outstanding stock options or other equity-based awards under any Company Plan or any other Contract, other than the Company Option Plan. The Company has reserved 4,487,843 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of Company Options granted under the Company Option Plan, of which 4,091,027 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options granted under the Company Option Plan. No shares of Company Common Stock or Company Preferred Stock are issuable upon the exercise of outstanding warrants. Section 3.2(c) of the Company Disclosure Schedule sets forth for each outstanding Company Option the name of the holder of such Company Option, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such Company Option, the exercise price of such Company Option and the date of grant of such Company Option. True and complete copies of all Company Contracts relating to or issued under the Company Option Plan have been made available to Parent and such Company Contracts have not been amended, modified or supplemented, and there are no Company Contracts to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

(d) (i) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of Company Capital Stock or any other security of the Company, if any, is authorized or outstanding; (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security, other such right or other security of the Company, or to issue or distribute to holders of any shares of Company Capital Stock or other securities any evidences of indebtedness or assets of the Company; (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of Company Capital Stock, or any other security of the Company, if any, or any interest therein, or to pay any dividend or to make any other distribution in respect thereof; (iv) there are no outstanding or authorized stock appreciation, profit participation, restricted stock unit, phantom stock or similar rights with respect to the Company; and (v) the Company has no obligation (contingent or otherwise) to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such subscription, warrant, option, convertible security or other right.

(e) There is no Contract between the Company, on the one hand, and any other Person, on the other hand, or, to the Company’s Knowledge, among any holders of the securities of the Company, relating to (i) the sale or transfer (including agreements relating to co-sale rights, “tag-along” or “drag-along” rights), registration under the Securities Act, or voting, of any securities of the Company or (ii) rights of first refusal relating to any securities of the Company.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth the outstanding principal, accrued interest, applicable rate of interest and the number of shares of Company Preferred Stock into which such shares are convertible of all outstanding Company

Convertible Notes. All Company Convertible Notes will convert into shares of Company Preferred Stock prior to the Closing, and no amounts shall remain payable in respect of the Company Convertible Notes after such conversion.

Section 3.3 Authority. On or prior to the date of this Agreement, the Company Board has approved this Agreement in accordance with the DGCL and the Stockholder Agreements have been executed and delivered by the Stockholders set forth on Schedule A. The Company has all requisite corporate power and authority to enter into this Agreement to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including Board action) on the part of the Company, subject to (i) approval and adoption of this Agreement by the holders of the Company Capital Stock as required by the DGCL and (ii) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, and binding effect of this Agreement on Parent and Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

Section 3.4 Consents and Approvals; No Violation; Litigation.

(a) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any provision of (i) the Restated Certificate of Incorporation of the Company, as amended (the “Company Charter”) or the Bylaws of the Company, as amended (the “Company Bylaws”), (ii) any Company Contract or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its respective properties or assets, other than, in the case of clauses (ii) or (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for:

(i) the filing of the Certificate of Merger with the Secretary of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; and

(ii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) There is no outstanding claim or other Proceeding pending by or against, or to the Knowledge of the Company threatened by or against, the Company (including at law or in equity or before or by any Governmental Authority or arbitrator). To the Knowledge of the Company, there is no basis for any such claim or other Proceeding. The Company is in compliance in all material respects with all Laws applicable to its business as presently conducted by the Company. No written notice has been received by the Company during the past three (3) years alleging any violation of Law by the Company. The Company has all material permits and registrations necessary for the conduct and operation of its business as currently conducted by the Company, and Section 3.4(c) of the Company Disclosure Schedule sets forth a list of all such permits. The permits listed in Section 3.4(c) of the Company Disclosure Schedule are valid and in full force and effect and, to the Knowledge of the Company, will remain in full force and effect after the Closing and consummation of the transaction contemplated hereby. The Company is in material compliance with the terms and conditions of all said permits.

Section 3.5 Subsidiaries. The Company has no Subsidiaries.

Section 3.6 Financial Statements.

(a) Audited. The Company has delivered to Parent copies of Company’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2008, 2007, and 2006, together with the notes thereto (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods indicated, are correct and complete and fairly present the financial position and condition of the Company at the dates thereof and the results of operations of the Company for the periods covered thereby, and contain no material misstatements or omissions.

(b) Unaudited. The Company has delivered to Parent copies of Company’s unaudited consolidated financial statements for the three (3) month period ended March 31, 2009, (the “Unaudited Financial Statements”). The Unaudited Financial Statements were prepared in accordance with GAAP on a basis consistent with the Audited Financial Statements and are correct and complete and fairly present the financial position and condition of the Company at the date thereof and the results of operations for the period covered thereby (subject to customary year end adjustments and not including footnotes necessary for presentation in accordance with GAAP) and contain no material misstatements or omissions (the Audited Financial Statements and the Unaudited Financial Statements, together, the “Financial Statements”).

(c) Liabilities. The Company does not have Liabilities other than those reflected on the Unaudited Financial Statements, except Liabilities incurred in the ordinary course of business since the date of the Unaudited Financial Statements, none of which individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect. As of the Effective Time, the Company will not have any Liability to any Employee, director, officer or current or former Company Securityholder.

(d) Internal Controls. The Company maintains a system of internal accounting controls sufficient, based on and consistent with the size and ownership of the Company, to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.7 Accounts Receivable. Section 3.7 of the Company Disclosure Schedule sets forth a list of all accounts and notes receivable of the Company as of March 31, 2009 and as of the Closing Date with scheduled dates for each line item. To the Knowledge of the Company, all of the accounts and notes receivable of the Company (i) are set forth in the Financial Statements (net of the applicable reserves): (ii) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm’s length transactions; (iii) constitute valid claims; and (iv) are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

Section 3.8 Tax Matters.

(a) All foreign, federal, state, county and local taxes, including, without limitation, income, gross receipts, corporate franchise, stamp, transfer, sales, and use, license, severance, excise, employment (including unemployment compensation contributions), withholding, ad valorem, alternative or add-on minimum, estimated, or any other similar taxes, special charges or levies, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Taxes”) due and payable by the Company on or before the date of the Financial Statements have been paid (whether disputed or not) or recognized as a liability in the Financial Statements, and the Company has filed all tax returns and reports required to be filed by the Company with all applicable taxing authorities when due (taking into account any granted filing extension requests) (collectively, the “Tax Returns”), and such Tax Returns were accurate and complete in all material respects. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(b) The provisions for Taxes included in the Unaudited Financial Statements represent adequate provision for all accrued and unpaid Taxes of the Company, whether or not disputed, as of the date of the Unaudited Financial Statements. Positions taken by the Company on such Tax Returns with respect to the liability of the Company for Taxes or used in making provisions for Taxes in the Financial Statements are proper and otherwise in accordance with a reasonable interpretation of the Code, the Treasury Regulations thereunder and cases, rulings and administrative guidance related thereto as in effect at the time such positions were taken. The Company will not be required to exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending prior to the Closing Date as a result of any disallowed or deferred interest expense deduction.

(c) The Company has furnished to Parent true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by it relating to Taxes, and (ii) all federal and state income or franchise tax returns for the Company and its Subsidiaries for all periods ending on and after December 31, 2004. The Company has never been a member of an affiliated group filing consolidated returns. The Company does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished to Parent.

(d) The Company has paid (or has recognized as a liability on its financial statements) all Taxes that could form a charge or encumbrance on the Company or its assets or that could become payable by Parent, Merger Sub, Merger Sub II or the Company as a result of or in connection with any event relating to the Company occurring on or before the Closing, whether or not shown on any Tax Return. The Company has no outstanding or unsatisfied deficiency assessments with respect to any Taxes, and to the Company’s Knowledge there are no current audits or investigations by or disputes with any authority with respect to any Taxes that may affect the Company or form a lien or charge on any of its assets. The Company has not received written notice that an examination of or proceeding concerning any Tax Return of the Company is pending or threatened.

(e) The Company will not be required to include any item of income in or exclude an item of deduction from any period ending after the Closing Date resulting from a change in accounting method or period, a “closing agreement” (as described in Section 7121 of the Code), intercompany transactions or an excess loss account, an installment sale or open transaction disposition prior to the Closing Date, or a prepaid amount received on or prior to the Closing Date. The Company has not waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not and will not be subject to accumulated earnings Tax contained in Sections 531 and 532 of the Code for periods ending on or before the Closing Date.

(g) The Company is not a party to any Tax allocation or sharing agreement. The Company has not been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any Tax liability for any Person (other than the Company) under Treasury Regulations Section 1.1502-6, as a transferee or successor, by contract, or otherwise.

(h) All Company Options (i) were granted in consideration for the performance of “services” (as such term is defined in Section 83 of the Code) and (ii) are not the subject of any election statement made under Section 83(b) of the Code as those terms are defined under Section 83 of the Code and the Treasury Regulations thereunder.

(i) There is currently no limitation on the use of the Tax attributes of the Company under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign Tax Law).

(j) The Company has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement.

(k) The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. The Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4T(b)(2) (determined without regard to whether such transaction is a “reportable transaction” under such regulation).

(l) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Parent is not required to withhold Tax on the purchase of the stock of Company by reason of Section 1445 of the Code.

(m) To the Knowledge of the Company, neither the Company nor any Affiliate of the Company has taken, proposes to take, or has agreed to take any action, not contemplated by this Agreement, that would prevent the Reorganization from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(n) The Company is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

Section 3.9 Absence of Certain Changes or Events. Except as contemplated or expressed herein, since December 31, 2008:

(a) the Company has not incurred any liability or obligation (indirect, direct or contingent), or entered into any oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Company Material Adverse Effect;

(b) the Company has not sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance);

(c) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of Company Capital Stock;

(d) there has not been, (i) any change by the Company in its accounting methods, principles or practices, (ii) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, or (iii) any entry by the Company into any commitment or transaction material to the Company, except in the ordinary course of business and consistent with past practice;

(e) there has not been (i) any adoption of a new Company Plan, (ii) any amendment to a Company Plan, (iii) any granting by the Company to any executive officer or other key employee of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice, (iv) any granting by the Company to any such executive officer or other key employee of any increase in retention, severance, termination, or similar arrangements or agreements in effect as of the date of the most recent Audited Financial Statements or (v) any entry by the Company into any employment, severance, retention, termination, similar arrangement or agreement with any such executive officer or other key employee except in the ordinary course of business consistent with prior practice;

(f) there has not been any change in the amount or terms of the indebtedness of the Company other than in the ordinary course of business;

(g) there has not been any granting of a security interest in or Lien on any property or assets of the Company; and

(h) there has been no Company Material Adverse Effect.

Section 3.10 Title to and Sufficiency of Assets.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all personal property of the Company. The Company owns, and as of the Effective Time the Company will own, good and marketable title to all of its assets constituting personal property necessary to conduct its business as presently conducted by the Company (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, “Liens”). Such assets, together with all assets held by the Company under leases, include all tangible and intangible personal property, contracts and rights required for the operation of its business as presently conducted.

(b) The Company has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect. The Company is in possession of the properties or assets purported to be leased under all its leases. The Company has not received as lessee any written notice from the lessor of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any material lease or sublease to which it is a party. The Company does not own, and as of the Effective Time the Company will not own, any real property.

Section 3.11 Permits and Compliance.

(a) The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, clearances (including appropriate security clearances), certificates, approvals and orders necessary for the Company to own, lease and operate its properties or to conduct its business as it is now being conducted (the “Company Permits”) and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. Section 3.11 of the Company Disclosure Schedule sets forth a list of all Company Permits.

(b) To the Company’s Knowledge, it is not in violation of: (i) any applicable Law, ordinance, administrative, or governmental rule or regulation of any Governmental Authority, including any consumer protection, contingent fee, environmental, equal opportunity, customs, export control, securities Laws, rules or regulations or (ii) any order, decree or judgment of any Governmental Authority having jurisdiction over the Company, including any Company Permit.

(c) The properties, assets and operations of the Company are in material compliance with all applicable federal, state, local and foreign Laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”). With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, to the Knowledge of the Company, there are no past or present conditions, circumstances, activities, practices, incidents, or actions of the Company that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws.

Section 3.12 Actions and Proceedings. To the Knowledge of the Company there is no outstanding order, judgment, injunction, award or decree of any Governmental Authority against or involving the Company, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company, as such, any of its or their properties, assets or business or any Company Plan. There is no action, suit or claim, labor dispute, or legal, administrative or arbitrative proceeding or investigation (including claims for workers’ compensation or investigations by a Governmental Authority), suspension or debarment pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its present or former directors, officers, employees, consultants, agents or stockholders, as such, or any of its properties, assets or business or any Company Plan.

Section 3.13 Employment Issues.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a list of those current Employees of the Company subject to written employment agreements (collectively, the “Employment Agreements”). A true and correct copy of each Employment Agreement has been provided by the Company to Parent.

(b) The Company is not a party to any collective bargaining agreement, labor contract or other agreement with a body representing any of its Employees. The Company is not now, and have never, engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company and, to the Knowledge of the Company, there is no unfair labor practice complaint or grievance against the Company by any Person pursuant to the National Labor Relations Act or any comparable state or foreign law pending or threatened in writing and there have been no claims, inquiries, citations, penalties assessed or other proceedings in respect of the Company which relate to any provision of Law relating to unfair labor practices. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company.

(c) The Company is in material compliance with all applicable laws, rules and regulations which relate to wages and hours and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

(d) The Company is in material compliance with all applicable Laws, rules and regulations which relate to discrimination in employment, including those relating to race, color, national origin, sex, religion, age, marital status, disability or any other legally protected status and there are no pending or, to the Knowledge of the Company, threatened discrimination charges or complaints against the Company or any Subsidiary relating to race, color, national origin, sex, religion, age, marital status, disability or any other legally protected status.

(e) To the Knowledge of the Company, the Company is not now, nor during the three (3) years prior hereto, has been, charged with or threatened with a charge of violation, or under investigation with respect to a possible violation, of any provision of any law relating to equal employment opportunity and there have been no complaints, claims, inquiries, citations, penalties assessed or other proceedings in respect of the Company which relate to any provision of any law relating to equal employment opportunity, and the Company is not liable for any back pay, forward pay, damages (including treble or punitive damages), or any other amounts in respect thereof.

(f) Section 3.13(f) of the Company Disclosure Schedule contains a correct and complete list of the name, start date, and current annual salary of all current Employees.

(g) The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, or any similar state or local law that remains unsatisfied.

Section 3.14 Certain Agreements. Except as to the Employment Agreements or as set forth on Section 3.14 of the Company Disclosure Schedule, the Company is not a party to any oral or written agreement or plan, including any severance agreement, retention agreement or other similar agreement or arrangement, or stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan (collectively, the “Compensation Agreements”), pension plan (as defined in Section 3(2) of the ERISA) or welfare plan (as defined in Section 3(1) of ERISA), which provides for the granting of any benefits or that any of the benefits of which will be increased, or (except for acceleration of vesting of any Company Options) the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or (except as to the Company Options) the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

Section 3.15 ERISA.

(a) Each Company Plan is listed in Section 3.15(a) of the Company Disclosure Schedule. With respect to each Company Plan, the Company has delivered to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS,

(ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement or similar instrument relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination or opinion letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS (viii) all correspondence with the IRS, the Department of Labor or Pension Benefit Guaranty Corporation relating to any outstanding controversy or audit, (v) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Company Plan that is subject to nondiscrimination and/or top-heavy testing; and (vi) any investment management agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing administration and investment of any Company Plan.

(b) Each Company Plan complies, and has been operated in compliance, in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six years has maintained or contributed to, any Company Multiemployer Plan.

(c) To the Knowledge of the Company, no event or set of circumstances has occurred and there exists no condition or set of circumstances in connection with which the Company or ERISA Affiliates or any Company Plan fiduciary (with respect to the Company Plan) could be subject to any liability for any material violation of the terms of such Company Plans, ERISA, the Code or any other applicable law. All Company Plans that are intended by their terms to be, or are otherwise treated by the Company as qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified and nothing has occurred since the date of such determination that would adversely affect such determination, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. All amendments required to maintain each such Company Plan’s compliance with applicable Law, including the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation or administrative requirements which have subsequently become effective through the date hereof, have been timely adopted and implemented. No Company Plan currently holds or within the past five years has held securities of the Company or any ERISA Affiliate. No Company Plan has ever been merged with or accepted Code Section 414(1) transfers from another employee pension benefit plan (within the meaning of Section 3(2) of ERISA).

(d) Neither the Company nor any ERISA Affiliate has any liability or obligation under any welfare plan or agreement, within the meaning of Section 3(1) of ERISA, to provide health, life, disability insurance, deferred compensation or pension benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or similar state laws.

(e) Neither the Company nor any of its Subsidiaries is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and its Subsidiaries have complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan.

(f) With respect to each Company Plan, all contributions and payments due on or prior to the Closing have been or will be timely made. All unpaid amounts attributable to any Company Plan for any period prior to the Closing Date are accrued on the Company’s books and records in accordance with GAAP, and except for such accruals, the Company has no liability arising out of or in connection with the form or operation of any Company Plan or benefits accrued thereunder on or prior to the Closing Date.

(g) No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of the Company, threatened against or with respect to any Company Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Company Plan). There are no audits, inquiries or proceedings pending or threatened by the IRS, Department of Labor, or other governmental authority with respect to any Company Plan.

(h) Each Company Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, with no more than thirty (30) days advance notice without liability to the Company, any ERISA Affiliate, Parent, Merger Sub or Merger Sub II (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses typically incurred in a termination event). None of the Company Plans will be subject to any surrender fees, market value adjustment, deferred sales charges, commissions, or other fees or charges upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination.

(i) Other than the acceleration of the Company Options, the execution and delivery by the Company of this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, under any Company Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(j) Section 3.15(j) of the Company Disclosure Schedule lists each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code). Each such plan (1) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all regulations and applicable IRS guidance promulgated thereunder (“Section 409A”) to the extent such plan is subject to Section 409A, and has been timely amended (if necessary) to satisfy the documentary compliance requirements of Section 409A and (2) as to any such plan in existence prior to

January 1, 2005 and not subject to Section 409A, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A.

Section 3.16 Intellectual Property.

(a) Company Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Schedule sets forth (i) all Company Intellectual Property and, with respect to Company Registered Intellectual Property, specifies the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, and (ii) all proceedings or actions currently pending before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of the Company Registered Intellectual Property (excluding with respect to the prosecution of any Intellectual Property applications).

(b) Ownership. The Company owns or has sufficient rights to use all Intellectual Property used in or necessary to the conduct of its business as presently conducted or as is currently contemplated by the Company to be conducted (as evidenced by the existence of development-stage products). All Company Owned Intellectual Property was entirely created by: (i) employees of the Company within the course and scope of their duties while employed by the Company and who have a duty of assignment to the Company; or (ii) by Persons who have assigned such property to the Company or who created such property under a written work for hire agreement. Section 3.16(b) of the Company Disclosure Schedule sets forth all assignments and written work for hire agreements.

(c) Company Products. Section 3.16(c) of the Company Disclosure Schedule sets forth a list of all material products, software or service offerings of the Company that are currently being sold by Company (collectively, “Company Products”). The Company Products consist entirely of (i) Company Owned Intellectual Property or (ii) third party products sold under Contracts that are valid and binding, in full force and effect and enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to the general principles of equity.

(d) Registration. Each item of Company Registered Intellectual Property (other than such Intellectual Property intentionally abandoned by the Company or which the Company no longer wishes to protect and which is not material to the Company’s business) is subsisting and, to the Knowledge of the Company, valid, and all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made.

(e) Absence of Liens. The Company owns and has good and exclusive title to each item of Company Owned Intellectual Property, free and clear of any liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course of business consistent with past practice).

(f) Third-Party Development. To the extent a third party has developed or created for the Company, whether independently or jointly with the Company, Intellectual Property that is material to Company’s business, the Company has a written agreement with such third party providing for the assignment of such Intellectual Property to the Company.

(g) Transfers. The Company has not transferred ownership of, nor granted any exclusive license with respect to, any material Company Owned Intellectual Property to any third party.

(h) Licenses. Section 3.16(h) of the Company Disclosure Schedule sets forth a list of all Contracts currently in effect to which the Company is a party (x) with respect to Company Owned Intellectual Property licensed or transferred to any third party, or (y) pursuant to which a third party has licensed or transferred to the Company: (1) any Intellectual Property that is material to the Company; or (2) any Intellectual Property on an exclusive basis (collectively, “Company License Agreements”). Neither the Company nor, to the Company’s Knowledge, any other Person is in material breach of or default under any Company License Agreement. Each Company License Agreement is now valid and in full force and effect and will not (by its terms) be subject to cancellation as a result of the transactions contemplated by this Agreement.

(i) No Infringement. To the Knowledge of the Company, the operation of the business of the Company as such business currently is conducted with respect to Company Products does not infringe or misappropriate the Intellectual Property of any third party.

(j) No Notice of Infringement. The Company has not received written notice from any third party within the last three (3) years (and to the Knowledge of the Company, within the last five (5) years) that the operation of the business of the Company or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party.

(k) No Third Party Infringement. To the Knowledge of the Company, no person has or is infringing or misappropriating any material Company Owned Intellectual Property.

(l) Proprietary Information Agreements. The Company has taken reasonable steps to protect its rights in its material confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all such Employees have executed such an agreement, except where the failure to do so would not reasonably be expected to be material to the Company. Section 3.16(l) of the Company Disclosure Schedule sets forth all such proprietary information agreements.

(m) Open Source. No Company Owned Intellectual Property or Company Product contains or constitutes open source, public source or freeware Intellectual Property, or is subject to a license that, with respect to each of the foregoing, requires the Company distribute, or provide access, to the public of the applicable source code.

(n) Disabling Code. To the Knowledge of the Company, all Company Products and Company Owned Intellectual Property (and all parts thereof) are free of any disabling codes or instructions, timer, clock, counter or other limiting design or routing, “back door,” “Trojan horse,” “worm,” “virus” or other software routines or hardware components that in each case permit third party access not authorized by Company (pursuant to an applicable license agreement or otherwise) or disablement or erasure not authorized by Company (pursuant to an applicable license agreement or otherwise) of such Company Product or Company Intellectual Property (or all parts thereof) or data or other software of users or otherwise cause them to be incapable of being used in the full manner for which they were designed (“Contaminants”), except to the extent such software licensed on a “test” or “trial” basis and except in the case of a virus, worm or the like, that would not be material to the business of Company and its subsidiaries, taken as a whole.

(o) Information Technology. The Company has information technology systems reasonably sufficient to operate its business as it is currently conducted. The Company has taken reasonable steps and implemented reasonable procedures to limit the possibility that information technology systems used in connection with the operation of the Company are infected with Contaminants. The Company has taken reasonable steps, including the implementation of a disaster recovery plan to safeguard the information technology systems utilized in the operation of the business of the Company as it is currently conducted. To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the Company’s information technology systems within the past two (2) years.

Section 3.17 Environmental Matters. To the Knowledge of the Company, the Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all applicable Environmental Permits and other required authorizations from any Governmental Authority required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with the Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any applicable Environmental Law in the future. There are no environmental assessments or audit reports or other similar studies or analyses in the possession of or, to the Knowledge of the Company, available to the Company relating to any real property currently or formerly owned, leased or occupied by the Company.

Section 3.18 Suppliers, Customers, Distributors and Significant Employees. The Company has not received any notice and has no reason to believe that (a) any significant supplier, including any sole source supplier, will not sell products, supplies, merchandise and/or other goods to the Company at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases, (b) any significant customer of the Company intends to terminate or limit or alter its business relationship with the Company, or (c) any Employee of the Company intends to terminate or has terminated such Employee’s employment with the Company.

Section 3.19 Company Contracts.

(a) Section 3.19 of the Company Disclosure Schedule contains a brief description of each Company Contract (including names of parties, date of execution, dollar amount and termination date), including without limitation the following types of agreements to which the Company is a party:

(i) any collective bargaining agreement;

(ii) any employment or consulting agreement, contract or commitment with any officer, director, Employee, contractor, consultant, advisor or member of the Company’s board of directors;

(iii) any bonus or any other incentive compensation, deferred compensation, severance, salary continuation, pension, profit sharing or retirement plan, or any other employee benefit plan or arrangement that is not listed on Section 3.13(a) of the Company Disclosure Schedule;

(iv) any commission and/or sales agreement with an Employee, individual consultant or salesperson, or under which a firm or other organization provides commission or sales-based services to the Company;

(v) any fidelity or surety bond or completion bond;

(vi) any lease of personal property having a value individually in excess of $10,000;

(vii) any agreement of indemnification or guaranty to any Person;

(viii) any agreement containing any covenant limiting the freedom of the Company to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service;

(ix) any agreement relating to capital expenditures and involving future payments in excess of $10,000;

(x) any agreement relating to the disposition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business or any agreement relating to the acquisition of assets or any interest in any business enterprise;

(xi) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or the extension of credit;

(xii) any purchase order or contract (including for services) involving $10,000 or more;

(xiii) any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant agreement;

(xiv) any joint venture, partnership, strategic alliance or other agreement involving the sharing of profits, losses, costs or liabilities with any Person or any development, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service;

(xv) any agreement pursuant to which the Company has granted or may be obligated to grant in the future, to any Person, a source code license or option or other right to use or acquire source code, including any agreements which provide for source code escrow arrangements;

(xvi) any sales representative, original equipment manufacturer, value added re-seller, remarketer or other similar agreement for distribution of the Company’s products or services, or the products or services of any other Person;

(xvii) any agreement pursuant to which the Company has advanced or loaned any amount to any Stockholder or any director, officer, Employee, or consultant thereof, other than business travel advances in the ordinary course of business consistent with past practice;

(xviii) any commitment to any customer or third party to deliver products or services, including all end-user licenses;

(xix) any commitment to any customer or third party to provide support or maintenance, to develop or customize any product or service, or to provide, support, customize or develop any third-party product, service or platform; or

(xx) any other agreement that involves $10,000 or more or is not cancelable by the Company without penalty within 60 days.

(b) Each Company Contract is in full force and effect and is valid, binding and enforceable against each party thereto in accordance with its terms. The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Company Contract, nor does the Company have knowledge of any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) by any third party.

Section 3.20 Insurance.

(a) The Company maintains insurance policies with financially sound insurance companies or self-insurance programs of such types (including, but not limited to, products liability, workmen’s compensation and general liability) and such amounts as, in the reasonable judgment of the Company, are adequate for the business and operations of the Company as currently conducted (and as conducted heretofore).

(b) Section 3.20 of the Company Disclosure Schedule contains (i) an accurate and complete list of all such policies and programs of insurance providing coverage for the Company, including the name of the insurer, type of insurance or coverage, policy number, and the amount of coverage and any retention or deductible of the Company, and (ii) a schedule setting forth the aggregate claims and all individual claims in excess of ten thousand dollars ($10,000) made under each such policy or program (or any predecessor policy or program) during the last three (3) years.

(c) No notice of cancellation, termination or reduction in coverage has been received by the Company with respect to any policy listed in Section 3.20 of the Company Disclosure Schedule. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or which it has carried insurance during the last three (3) years.

Section 3.21 Change of Control Payments. Section 3.21 of the Company Disclosure Schedule sets forth (i) each plan, program, agreement or arrangement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers, directors or Employees in cash or property or the vesting of property) directly or indirectly as a result of, a change of control of the Company as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, whether alone or in conjunction with any other event, and (ii) a summary of the nature and amounts that may become payable pursuant to each such plan, program, agreement or arrangement. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be a “parachute payment” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof), nor any payment that would not be deductible by reason of Section 162(m) of the Code. There is no written or unwritten agreement, plan, arrangement or other contract by which the Company or any of its ERISA Affiliates are bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

Section 3.22 Interested Party Transactions.

(a) To the Company’s Knowledge, no officer, director or Affiliate of the Company (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or the Subsidiary, any goods or services or (iii) a beneficial interest in any Company Contract; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 3.22.

(b) There are no receivables of the Company owed by any director, officer, Employee, or consultant to the Company (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, or corporation in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice). None of the Stockholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company.

Section 3.23 Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.24 Representations and Warranties. No representation or warranty made by the Company in this Agreement, the Company Disclosure Schedules, the certificate delivered pursuant to Section 6.2(a) hereof or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER SUB II

Parent, Merger Sub and Merger Sub II jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of its place of organization and has the requisite corporate power and authority to carry on its business as now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted.

Section 4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent and Merger Sub), this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such other filings, authorizations, consents and approvals that if not obtained or made could not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform their obligations pursuant to this Agreement and to consummate the Merger and the transactions contemplated hereby in a timely manner (a “Parent Material Adverse Effect”). Parent has the financial resources to pay the Cash Consideration, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.

Section 4.3 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Continuance or Bylaws of Parent and Certificate of Incorporation or Bylaws of Merger Sub, as in effect on the date hereof, (ii) any material contract to which Parent or Merger Sub is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound, or (iii) any Law applicable to Parent or Merger Sub or any of their respective properties (whether tangible or intangible) or assets, except, in the case of (ii) or (iii), for such conflicts, violations or defaults as could not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Brokers’ and Finders’ Fees. Except for the fee payable to Craig-Hallum Capital Group LLC, neither Parent nor Merger Sub has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby.

Section 4.5 SEC Documents; Financial Statements. As of their respective filing dates, the Form 10-K for the fiscal year ended March 31, 2008 and each other report, statement and other filing filed with the SEC by Parent since the end of its most recent fiscal year (the “Parent SEC Documents”) complied in all material respects with the requirements of the Securities Act and the Exchange Act and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other. The Parent Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Parent and its Subsidiaries at the dates and during the periods presented therein (subject, in the case of unaudited statements, to normal, recurring yearend adjustments).

Section 4.6 Tax Matters.

(a) To the Knowledge of Parent, none of Parent, Merger Sub, or any Affiliate of Parent, Merger Sub or Merger Sub has taken, proposes to take, or has agreed to take any action, not contemplated by this Agreement, that would prevent the Reorganization from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Not more than 50 percent of the total voting power and not more than 50 percent of the total value of Parent stock will be received in the Merger, in the aggregate, by Persons who transfer stock or securities of the Company in exchange therefor.

(c) Throughout the entire 36-month period immediately before the Merger, Parent will have been engaged, either directly or through any qualified subsidiary or partnership (as defined in Treasury Regulations Section 1.367(a)-3(c)(5)(vii) and (viii)), in an active trade or business outside the United States within the meaning of Treasury Regulations Section 1.367(a)-3(c)(3)(i) and Parent has no intention to substantially dispose of or discontinue such trade or business within the meaning of Treasury Regulations Section 1.367(a)-3(c)(3)(i).

(d) During the 36-month period immediately prior to the Merger, Parent will not have purchased any assets for the principal purpose of satisfying the requirements of Treasury Regulations Section 1.367(a)-3(c)(3)(iii).

(e) Neither Parent, Merger Sub nor Merger Sub II is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(f) Parent has neither issued nor acquired options (or an interest similar to an option) with a principal purpose of avoiding the general rule of Section 367(a)(1) of the Code.

(g) Except for amounts of Parent Common Shares that may be acquired by Parent on the open market as part of Parent’s ongoing stock repurchase program, which has been neither created nor modified (except for a temporary cessation as required by U.S. securities laws) because of the Merger, Parent has no plan or intention to redeem Parent Common Shares after the Merger, and no person related to Parent within the meaning of Treasury Regulations Section 1.368-1(e)(4) has a plan or intention to purchase Parent Common Shares after the Merger.

(h) Parent has no plan or intention to liquidate Merger Sub II following the Reorganization or cause Merger Sub II to sell or otherwise dispose of any assets of the Company acquired in the Reorganization, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder, including Treasury Regulations Section 1.368-2(k).

(i) Following the Reorganization, Parent will cause Merger Sub II to continue the Company’s historic business or to use a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, the Company on the Closing Date constitute the Company’s historic business assets and historic business, respectively.

(j) Following the Reorganization, Merger Sub II has no plan or intention to issue additional shares that would result in Parent losing control of Merger Sub II within the meaning of Section 368(c) of the Code.

Section 4.7 Representations and Warranties. No representations or warranty made by Parent, Merger Sub or Merger Sub II in this Agreement or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Conduct of Business by the Company. From the Execution Date through the Effective Time, the Company shall (i) conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws and (ii) use reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its present officers, employees and independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with it. In addition, and without limiting the generality of the foregoing, from the Execution Date through the Effective Time, the Company shall not do any of the following without the prior written consent of Parent:

(a)  (i) amend or propose to amend the Company Charter or Company Bylaws, except for the Charter Amendment as described in Section 5.3, (ii) split, combine or reclassify their outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, (iv) create any Subsidiary or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company, or (v) enter into any agreement with respect to the voting of its capital stock or other securities held by the Company;

(b) issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock of the Company, or any options, warrants or rights of any kind to acquire any shares of, capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue Company Capital Stock upon exercise of Company Options and conversion of the Company Convertible Notes outstanding on the date hereof in accordance with their present terms or as contemplated herein;

(c)  (i) issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any Person, or (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock;

(d)  (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practice, or (ii) authorize, make or agree to make any new capital expenditure or expenditures, or enter into any Contract or arrangement that reasonably may result in payments by or Liabilities of the Company in excess of $10,000;

(e) sell, pledge, assign, dispose of, transfer, lease, securitize, or encumber any businesses, properties or assets of the Company, other than sales of inventory and other assets in the ordinary course of business and consistent with past practice;

(f)  (i) increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of the benefits provided to its directors, officers or employees or other service providers, (ii) grant any severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting or termination agreement with, any director, officer or other Employee or other service providers of the Company, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or Employee or other service providers, or (iv) pay or make, or agree to pay or make, any accrual or arrangement for payment of any pension, retirement allowance, or any other employee benefit;

(g) announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of Employees of the Company, other than routine Employee terminations;

(h) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable federal, state, local or foreign Law, rule, regulation, guideline or ordinance, or under any order, settlement agreement or judgment;

(i) prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (it being understood and agreed that Parent shall be permitted to review and comment upon any Tax Return for a period of at least ten (10) business days prior to its filing);

(j) make or change any express or deemed election related to Taxes, change an annual accounting period, adopt or change any method of accounting, file an amended Tax Return, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Proceedings relating to the Company or any of its Subsidiaries, or take any other similar action relating to Taxes if such election, change, adoption, amendment, surrender, consent or other action would have the effect of increasing the Tax Liability of the Company or decreasing any Tax attribute of the Company;

(k) pay, discharge or satisfy any claims, liabilities or obligations (whether or not absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice;

(l) amend, modify or consent to the termination of any Company Contract, or amend, waive, modify or consent to the termination of the Company’s rights thereunder, other than an amendment, modification, consent or waiver undertaken in the ordinary course of business consistent with past practice;

(m) enter into, amend, modify, permit to lapse any rights under, or terminate (i) any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology or which restricts the Company or, upon completion of the Merger or any other transaction contemplated hereby, Parent or any of its Subsidiaries, from engaging or competing in any line of business or in any location, (ii) any agreement with any customer, supplier, sales representative, agent or distributor, other than in the ordinary course of business and consistent with past practice, (iii) any agreement with any other Person pursuant to which the Company is the licensor or licensee of any Intellectual Property, (iv) any agreement or arrangement with Affiliate or executive officers or directors of the Company, (v) any lease for real property or material operating lease, or (vi) any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination or other similar extraordinary transaction;

(n) terminate, cancel, amend or modify any insurance coverage policy maintained by Company or any of its Subsidiaries which is not promptly replaced by a comparable amount of insurance coverage;

(o) commence, waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(p) take any action or omit to take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(q) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

Section 5.2 No Solicitation. The Company shall not, nor shall it authorize or permit any officer, director, employee, investment banker, financial advisor, attorney or other advisor or representative of the Company to, directly or indirectly (i) solicit, initiate, or encourage the submission of, any Purchase Proposal, (ii) enter into any agreement with respect to or approve or recommend any Purchase Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to the Company in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Purchase Proposal.

Section 5.3 Charter Amendment. The Company shall, immediately following the execution of this Agreement, take all such steps as may be necessary under the DGCL and the Company Charter to approve and adopt the Charter Amendment and file such Charter Amendment with the Secretary of State of the State of Delaware.

Section 5.4 Stockholder Matters. Immediately following the execution of this Agreement, Parent and the Company shall each use their reasonable best efforts to jointly prepare an Information Statement (the “Information Statement”) accurately describing this Agreement, the Merger and the transactions contemplated thereby. Each of Parent and the Company shall provide promptly to the other such information concerning its business as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto and shall cause its counsel to cooperate with the other party’s counsel in the preparation of the Information Statement. Promptly following the final approval of the Information Statement by Parent and the Company, the Company shall provide the Information Statement to each Stockholder, and submit the Merger, this Agreement and the transactions contemplated hereby to the Stockholders for their irrevocable approval and, in the case of this Agreement, adoption by written consent as provided by the DGCL, the Company Charter and the Company Bylaws. The Information Statement shall include a statement to the effect that the Company Board recommends that the Stockholders exercise such written consent. Following the Effective Time, Parent shall provide to each Stockholder whose consent to the Merger and the transactions contemplated hereby was not obtained, notice of the Requisite Stockholder Approval pursuant to and in accordance with the applicable provisions of the DGCL, the Company Charter and the Company Bylaws, and which notice shall include the notice to stockholders required by Section 262 of the DGCL of the approval of the Merger and that appraisal rights will be available.

Section 5.5 Access to Information; Confidentiality. The Company shall afford to the accountants, counsel, financial and other advisors, Affiliates and other representatives of Parent (collectively, “Parent Representatives”) reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the Execution Date through the Effective Time, all of its properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall (i) make available promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request and (ii) promptly make available to Parent all personnel of the Company knowledgeable about matters relevant to such inspections. The Company shall cooperate with Parent and all Parent Representatives in connection with, and in furtherance of, all of the foregoing for any reasonable purpose of Parent. No information or knowledge obtained in any investigation pursuant to this Section 5.5 or otherwise shall affect or be deemed to modify or qualify any representation or warranty of the Company or the conditions to the obligations of the Parties to consummate the Merger. The Parties acknowledge that the Company and Parent have previously executed a Mutual Confidentiality Agreement, dated as of February 6, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

Section 5.6 Indemnification of Directors and Officers. From and after the Effective Time, Parent shall indemnify and hold harmless all officers and directors of the Company to the same extent and in the same manner such Persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company Charter, the Company Bylaws and existing written indemnification contracts for acts or omissions occurring following the Effective Time.

Section 5.7 Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of the Company, on the one hand, or Parent or Merger Sub, on the other hand, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any failure of the Company or Parent, as applicable, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI incapable of satisfaction; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

Section 5.8 Fees and Expenses. Except as otherwise set forth herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses; provided, however, that all costs and expenses incurred by financial advisors to the Company in connection with the transactions contemplated by this Agreement shall be paid by the Key Stockholders.

Section 5.9 Further Assurances. Each of the Parties shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each of the Parties shall use its reasonable best efforts to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger. Each Party will use its reasonable best efforts to obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Authority, or other third party, required to be obtained or made by such party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. Each Party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement. Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

Section 5.10 Public Announcements. Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws), prior to the Closing, the Parties will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without the prior written consent of the other party (other than disclosures to Stockholders in connection with the approval of this Agreement and other than any filing by Parent with the SEC or other Governmental Authority).

Section 5.11 Consents. At the Company’s expense, the Company shall promptly apply for or otherwise seek and use its commercially reasonable efforts to promptly obtain all consents and approvals required to be obtained by it in connection with the Merger, including all consents, waivers or approvals under any of the agreements to which the Company is a party or by which it or its assets are bound in order to preserve the benefits hereunder for the Surviving Corporation I and Merger Sub II and otherwise in connection with the Merger.

Section 5.12 Company Plans. Effective immediately preceding the Closing, the Company will terminate any and all Company Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and, at the request of Parent, the Company will provide Parent with evidence that such Company Plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company Board. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. In addition, at the request of Parent, the Company will terminate any and all other Company Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately prior to the Closing or thereafter as specified by Parent and, at the request of Parent, the Company will provide Parent with evidence that such Company Plans have been so terminated pursuant to resolutions duly adopted by the Company Board. The Company also shall take such other actions in furtherance of terminating such Company Plans as Parent may reasonably require.

Section 5.13 Section 280G Approval.

(a) The Company shall have obtained prior to the initiation of the requisite shareholder approval procedure under Section 5.13(b) below, a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder (a “Parachute Payment Waiver”), in a form reasonably acceptable to Parent, from each Person whom the Company and/or Buyer reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 5.13(b), and whom the Company and/or Parent believes might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and the Company shall have delivered each such Parachute Payment Waiver to Parent on or before the Closing Date.

(b) The Company shall use its reasonable best efforts to obtain the approval by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of

Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 5.13(a), might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

Section 5.14 Tax Matters.

(a) The Company shall not make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations.

(b) The Company shall prepare and timely file all Tax Returns of the Company that are due (taking into account timely extensions) on or before the Closing Date and shall timely pay all Taxes that are due from the Company on or before the Closing Date. All such Tax Returns shall be prepared consistent with past custom and practice unless otherwise required by applicable Law or approved by Parent in writing.

(c) Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns relating to Company for all taxable periods ending on or before the Closing Date or that include (but do not end on) the Closing Date that are filed after the Closing Date. Parent shall (i) permit the Stockholder Representative to review and comment on each such Tax Return prior to filing to the extent such Tax Return would result in a Tax Liability for which an indemnification claim under Article VII may be made by an Indemnified Party, (ii) reasonably consider revisions to such Tax Returns as requested by the Stockholder Representative and (iii) unless otherwise required by applicable Law, make any revisions to such Tax Returns as are reasonably requested by the Stockholder Representative to cause such Tax Return to be consistent with the prior custom and practice of the Company if such revisions would result in a reduction of an indemnity liability of the Company Securityholders with respect to the Tax liabilities of the Company.

(d) Notwithstanding Section 7.3(c), if, subsequent to the Closing, any of Parent, Company, Merger Sub II or the Stockholder Representative receives notice of a claim by any Governmental Authority that, if successful, could reasonably be expected to result in an indemnity payment under Article VII (a “Tax Claim”), then within fifteen (15) days after receipt of such notice, Parent, Company, Merger Sub II or the Stockholder Representative, as the case may be, shall give written notice of such Tax Claim to the other Parties. The Stockholder Representative shall have the right to jointly control the conduct and resolution of any Tax Claim relating to any Tax liability for which an indemnification claim under Article VII may be made by an Indemnified Party. If the Stockholder Representative elects not to jointly control the conduct and resolution of a Tax Claim, the Stockholder Representative shall notify Parent in writing and Parent shall have the right to control the conduct and resolution of such Tax Claim; provided, however, that Parent or Merger Sub II shall keep the Stockholder Representative informed of all developments related to such Tax Claim on a timely basis and neither Parent nor

Merger Sub II shall resolve such Tax Claim in a manner that would have an adverse impact on the indemnifying parties’ indemnification obligations under this Agreement without the Stockholder Representative’s written consent, which shall not be unreasonably withheld. Each party shall bear its own costs incurred in participating in any Proceeding relating to any Tax Claim.

(e) Each Party hereto shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon Parent, Merger Sub, Merger Sub II or Company (including with respect to the transactions contemplated hereby).

(f) Each of the Parties hereto covenants and agrees to report the Reorganization for United States federal and applicable state income tax purposes in a manner consistent with the characterization of the Reorganization as a “reorganization” under Section 368(a) of the Code, including the timely filing of the statements required by Treasury Regulations Sections 1.368-3 and 1.367(a)-3(c)(6). Prior to the Effective Time, the Stockholder Representative shall prepare, or shall cause to be prepared, such statements and shall permit the Parent to review and comment on each such statements at least seven (7) days prior to the Effective Time and shall make such revisions to such statements as are reasonably requested by the Parent.

(g) Parent, Merger Sub and Merger Sub II, on the one hand, and Company, on the other hand, covenant and agree to cooperate in determining, prior to the Effective Time, whether any of the Company Securityholders would be treated as a “five-percent transferee shareholder,” as such term is defined in Treasury Regulations Section 1.367(a)-3(c)(5)(ii) (a “5% Shareholder”). In accordance with Treasury Regulations Section 1.367(a)-8T(b)(1)(vi), Parent covenants and agrees to inform each 5% Shareholder of any “triggering events” (as defined in Treasury Regulations Section 1.367(a)-8T(a)(x)) within Parent’s control. Each 5% Shareholder shall notify the Parent within twenty (20) days after such shareholder disposes of all of its Parent Common Shares.

(h) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). From and after the date of this Agreement, each of the Parties shall use commercially reasonable efforts to cause the Reorganization to qualify, and shall not take actions, cause actions to be taken, or fail to take any actions that could reasonably be expected to prevent the Reorganization from qualifying, as a reorganization under Section 368(a) of the Code.

Section 5.15 Termination of Company Investors Rights. The Company shall take all such steps as may be necessary to (i) terminate, as of the Closing, the Investors’ Rights Agreement and the Right of First Refusal and Co-Sale Agreement and all other investor rights granted by the Company to its Stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants and (ii) deliver all required notifications of the Merger and the other transactions contemplated hereby to the holders of Company Capital Stock and Company Options.

Section 5.16 Stock Consideration Resale.

(a) Piggy-back Registrations. If (but without any obligation to do so), after the Effective Time Parent proposes to register any of its securities solely for cash (other than a registration of Parent’s securities relating solely to the sale of securities to participants in a stock incentive plan, in connection with a transaction covered by Rule 145 under the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the resale of the Stock Consideration, or pursuant to a registration on any form which does not permit secondary sales), Parent shall, at such time, promptly give the Stockholder Representative written notice of such registration. Upon written request of the Stockholder Representative within ten (10) business days after mailing of such notice by Parent, Parent shall, subject to the other provisions of this Section 5.16, use its commercially reasonable efforts to cause to be registered under the Securities Act all of the shares of the then-outstanding Stock Consideration then held by Company Securityholders that the Stockholder Representative has requested to be registered, subject to customary underwriter cutbacks and to obtaining any required consent of any selling stockholder(s) to such inclusion under such registration statement. Notwithstanding the foregoing, Parent shall not be required to register any Parent Common Shares that are eligible for resale pursuant to Rule 144 under the Securities Act without regard to volume limitations or that are the subject of a then-effective registration statement.

(b) Demand Registration. If, at any time (i) the Company Securityholders hold Parent Common Shares issued as part of the Stock Consideration representing at least 5% of Parent’s then-outstanding common stock and (ii) Parent is or becomes eligible to register its common shares for resale by selling stockholders on Form S-3 under the Securities Act, then the Company Securityholders shall be entitled to make one written request that Parent file a registration statement on Form S-3 to register any or all outstanding Parent Common Shares issued to Company Securityholders hereunder that are then held by the Company Securityholders. Upon receipt of such a written request from the Stockholder Representative that Parent effect such a registration and any related qualification or compliance with respect to all of such shares, Parent will as soon as reasonably practicable effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Parent Common Shares as are specified in such request; provided, however, that Parent shall not be obligated to effect any such registration, qualification or compliance (A) during the period starting with the date of filing of, and ending on the date 180 days following the effective date of the registration statement pertaining to, a public offering, (B) if within 15 days of receipt of such a written request from the Stockholder’s Representative, Parent gives notice to the Stockholder Representative of Parent’s intention to make a public offering within 60 days, or (C) if Parent shall furnish to the Stockholder Representative a certificate signed by the Chairman of the Board of Directors or Chief Executive Officer of Parent stating that in the good faith judgment of the Board of Directors of Parent, it would be detrimental to Parent and its stockholders for such Form S-3 to be filed at such time, in which event Parent shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after receipt of the request of the Stockholder Representative under this Section 5.16. Notwithstanding the foregoing, Parent shall not be required to register any shares of the Stock Consideration that are eligible for resale pursuant to Rule 144 under the Securities Act without regard to volume limitations or that are the subject of a then effective registration statement.

(c) Effectiveness of Registration Statement. Parent shall use commercially reasonable efforts to keep any registration statements filed pursuant to Sections 5.16(a) and (b) continuously effective under the Securities Act until the earlier of (i) the date when the distribution contemplated by the registration statement has been completed, or (ii) the date when all Parent Common Shares received by the Company Securityholders as Stock Consideration that are covered by such registration statement have been sold or (iii) the date when all Parent Common Shares received by the Company Securityholders as Stock Consideration that are covered by such registration statement may be sold immediately without registration under the Securities Act pursuant to Rule 144.

(d) Indemnification.

(i) Parent will indemnify each Company Securityholder, each of its officers and directors and partners, and each person controlling such Company Securityholder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 5.16, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all actual out-of-pocket expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in any litigation or in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or any alleged violation by Parent of the Securities Act or the Exchange Act or any state securities Law, or of any rule or regulation promulgated under any of the foregoing applicable to Parent in connection with any such registration, qualification or compliance, and Parent will reimburse each such Company Securityholder, each of its officers and directors, and each person controlling such Company Securityholder, each such underwriter and each person who controls any such underwriter, for any legal and any other actual out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 5.16(d) shall not apply to amounts paid in settlement of any such matter if the settlement is effected without the consent of Parent; and provided further that Parent will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Parent by such Company Securityholder, controlling person or underwriter specifically for use therein.

(ii) Each Company Securityholder will, if Stock Consideration held by such Company Securityholder is included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of Parent Common Shares covered by such a registration statement, each person who controls Parent or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Company Securityholder, each of its officers and directors and each person controlling such Company Securityholder within the meaning of Section 15 of the Securities Act, against all actual out-of-pocket expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein, in light of the circumstances in which they were made, or necessary to make the statements therein not misleading, and will reimburse Parent, such Company Securityholders, such directors, officers, persons, underwriters or control persons for any legal and any other actual out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Parent by such Company Securityholder specifically for use therein; provided, however, that in no event shall any indemnity under this Section 5.16(d)(ii) exceed the net proceeds from the offering received by such Company Securityholder.

(iii) The obligations of Parent and the Company Securityholders under this Section 5.16(d) shall survive the completion of any offering of the Stock Consideration in a registration statement under this Section 5.16, and otherwise.

(e) Expenses of Registration. All expenses (other than underwriting discounts and commissions and fees and disbursements of counsel for Company Securityholders) incurred in connection with any registrations, filings or qualifications of the Stock Consideration pursuant to this Section 5.16, including all federal or state registration, filing and qualification fees, printers’ and accounting fees and fees and disbursements of counsel for Parent shall be borne by Parent.

Section 5.17 Resignations. On the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations from the members of the Company’s board of directors and officers of the Company, effective immediately after the Closing, and shall take such other action as is necessary to accomplish the foregoing.

Section 5.18 Consents. On or before the date that is 180 days following the Closing Date (the “Consent Date”) the Stockholder Representative shall furnish Parent with evidence reasonably satisfactory to Parent that Bank of America, N.A. (“BofA”) has consented to the Reorganization pursuant to the terms of the Agreement between the Company and BofA dated July 19, 2006. If the consent of BofA to the Reorganization is not obtained on or before the Consent Date, then Parent shall be deemed to have Losses in an amount equal to the difference, if any, between $250,000 and any amounts actually received by the Company from BofA, Merrill Lynch or any combination thereof during the period ending two years after the Closing Date and Parent shall be entitled to deduct such amount, if any, from the Subsequent Payments in accordance with Section 7.4(a) without the need to comply with Section 7.3.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations; Representations and Warranties. Each of Parent and Merger Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement.

(b) Requisite Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval.

(c) Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Authority that are necessary to effect the Merger or any of the transactions contemplated hereby shall have been obtained, shall have been made or shall have occurred.

(d) No Order. No court or other Governmental Authority having jurisdiction over the Company or Parent, or any of Parent’s Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

Section 6.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b) Requisite Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval.

(c) Conversion of Company Convertible Notes. All outstanding Company Convertible Notes shall have been converted into shares of Series A Preferred Stock, and there shall be no Company Convertible Notes outstanding.

(d) Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Authority that are necessary to effect the Merger or any of the transactions contemplated hereby shall have been obtained, shall have been made or shall have occurred.

(e) No Order. No court or other Governmental Authority having jurisdiction over the Company or Parent, or any of Parent’s Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or any of the transactions contemplated hereby illegal.

(f) Company Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(g) Third Party Consents. Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth on Schedule 6.2(g).

(h) Opinion. The Company shall deliver to Parent and Merger Sub an opinion of counsel to the Company in the form of Exhibit B.

(i) Charter Amendment. An amendment to the Company Charter, in substantially the form attached hereto as Exhibit C (the “Charter Amendment”), shall have been filed with the Secretary of State of the State of Delaware.

(j) Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the obtaining of the Requisite Stockholder Approval; (ii) the Company Charter and Company Bylaws; and (iii) the name, title, incumbency and signatures of the officers authorized to execute this Agreement.

(k) Employment Acceptances. Parent shall have received an employment acceptance letter, which shall not have been revoked or terminated, executed by all of the Employees listed on Schedule 6.2(k) (the “Key Employees”). None of the Key Employees shall have indicated his or her intention not to continue employment with the Company following the Closing Date. The employment of such individuals by Parent will be “at-will” at all times. Nothing in this Agreement creates any right of any individual to continued employment with Parent, and Parent may terminate any individual’s employment at any time, without any advance notice, for any reason or no reason at all.

(l) Resignations. Parent shall have received resignation letters executed and delivered by the directors and officers of the Company.

(m) Debt. The Company shall not have any obligations for interest-bearing or long-term debt.

ARTICLE VII

INDEMNIFICATION; STOCKHOLDER REPRESENTATIVE

Section 7.1 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Company set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of the Company pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Parent or Merger Sub, and the Effective Time and shall terminate at 5:00 P.M. Pacific time on the 12-month anniversary of the Closing Date (the “Survival Period”), except that the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.8 and 3.15 (the “Fundamental Representations”) shall terminate on the date that is three (3) months following the expiration of all applicable statutes of limitation (as the same may be extended), and except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to the Stockholder Representative prior to such termination.

(b) The representations and warranties of Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Parent or Merger Sub pursuant to or in connection with this Agreement shall terminate at the Effective Time.

(c) The respective covenants, agreements and obligations of the Company, Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time.

Section 7.2 Indemnification. As an integral term of the Merger, the Company Securityholders shall, severally and not jointly, indemnify, defend and hold harmless Parent, Merger Sub II, the Surviving Corporation, Merger Sub and each of their officers, directors, employees, members, agents and Affiliates (the “Indemnified Parties”) against any and all claims, losses, liabilities, damages, deficiencies, reduction in net operating losses, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (collectively “Losses”) incurred or suffered by any such Indemnified Party directly or indirectly as a result of, with respect to or in connection with:

(a) the failure of any representation or warranty of the Company set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(b) any failure by the Company to fully perform, fulfill or comply with any covenant set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement;

(c) any and all amounts payable to holders of Dissenting Shares, if any, to the extent such amounts exceed the Cash Consideration which would have been payable to such holders had they not exercised their dissenters’ rights, together with any Expenses associated with the defense of such claims;

(d) any claims by any current or former holder of Company Capital Stock or Company Options relating to or arising out of the Merger, this Agreement, the transactions contemplated hereby or any Person’s status as an equity holder or ownership of equity interests in the Company at any time on or prior to the date of this Agreement, including the allocation of the Merger Consideration, whether for breach of fiduciary duty or otherwise, or any claims by any current or former officer, director or stockholder to indemnification by the Company or the Surviving Corporation with respect to any such claims;

(e) regardless of any disclosure on the Company Disclosure Schedule, any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by the Company on or prior to the Closing Date or otherwise required to be paid by the Company, the Surviving Corporation or Merger Sub II pursuant to Company Contracts entered into on or prior to the Closing Date.

Section 7.3 Procedure for Indemnity Claim.

(a) In order to be entitled to receive any Indemnity Payment, Parent shall, during the Survival Period, give the Stockholder Representative a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any Indemnity Claim (such as the identity of the parties and the general nature of the claim) to the extent reasonably practicable and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such matter, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such matter is based; provided, however, that (A) a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which an Indemnity Payment will be sought shall be given promptly after the action or suit is commenced; and (B) failure to give such notice shall not limit Parent’s entitlement to an Indemnity Payment hereunder except to the extent the Company Securityholders shall have been materially prejudiced by such failure.

(b) After the giving of any Claim Notice, the Stockholder Representative shall have a period of thirty (30) days within which to respond to the Claim Notice by providing a written notice to Parent. If the Stockholder Representative does not respond in writing within such 30-day period, the Stockholder Representative shall be deemed to have irrevocably accepted the Claim Notice for an Indemnity Payment and shall have no further right to contest such Claim Notice. If the Stockholder Representative does respond within such 30-day period and rejects such Claim Notice in whole or in part, the amount of the Indemnity Payment, if any, shall be determined: first (A) by the written agreement between Parent and the Stockholder Representative; or (B) by any other means to which Parent and the Stockholder Representative shall agree, and if neither (A) nor (B) is dispositive within thirty (30) days, then (C) within thirty (30) days of completion of the steps required by (A) and (B) above, Parent and the Stockholder Representative shall submit to arbitration or a court of competent jurisdiction and the amount of the Indemnity Payment shall be determined by a final judgment or decree of an arbitrator or any court of competent jurisdiction (as permitted hereby). Any part of any Indemnity Payment not rejected by the Stockholder Representative shall be deducted from the Subsequent Payments as set forth in Sections 7.4(a) and 7.4(b). The judgment or decree of an arbitrator or a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(c) Promptly after the assertion by any third party of any claim against any Indemnified Party (a “Third-Party Claim”) that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Stockholder Representative a Claim Notice describing in reasonable detail such Third-Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Stockholder Representative shall relieve any Company Securityholder of any liability or obligations hereunder, except to the extent that the Company Securityholders have been materially prejudiced thereby, and then only to such extent. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any such Third-Party Claim. If any such action or claim is settled or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.

Section 7.4 Indemnification Payments.

(a) Subject to Section 7.4(b), Parent shall be entitled to deduct the amount of any Indemnity Claim pro rata from the Subsequent Payments then outstanding and in equal proportions of Cash Consideration and Stock Consideration, such that an amount equal to 50% of each such Indemnity Claim shall be deducted pro rata from the Cash Consideration of such Subsequent Payments and an amount equal to 50% of each such Indemnity Claim shall be deducted pro rata from the Stock Consideration portion of such Subsequent Payments, with such Stock Consideration valued at the Deemed Share Value. Except for Indemnity Claims arising out of Losses of an Indemnified Party arising out of Excluded Liabilities, the Company Securityholders’ maximum aggregate liability under this Article VII shall not exceed $1,625,000 (the “Holdback Amount”), and each Company Securityholder shall only be liable up to such Company Securityholder’s pro rata share of the Holdback Amount. For Indemnity Claims arising out of Losses of an Indemnified Party arising out of (i) fraud, intentional misrepresentation or willful breach or misconduct by the Company, (ii) any breach of this

Agreement which the Company had knowledge on or prior to the Effective Time, or (iii) any claims related to a Fundamental Representation while it survives pursuant to Section 7.1(a) above (the “Excluded Liabilities”), the Company Securityholders’ maximum aggregate liability under this Article VII shall not exceed the aggregate Merger Consideration, and for such Excluded Liabilities, each Company Securityholder shall only be liable up to such Company Securityholder’s pro rata share of the aggregate Merger Consideration.

(b) Notwithstanding Section 7.4(a), (i) Parent shall be entitled to deduct any Indemnity Claims relating to Excluded Liabilities from any Subsequent Payment then outstanding, such that an amount equal to 50% of such Indemnity Claim shall be deducted from the Cash Consideration of such Subsequent Payment and an amount equal to 50% of each such Indemnity Claim shall be deducted from the Stock Consideration portion of such Subsequent Payment, with such Stock Consideration valued at the Deemed Share Value, and (ii) Parent shall be entitled to deduct any Indemnity Claims relating to the payment of the Initial Payment, including any Indemnity Claims arising out of the allocation of the Initial Payment, from any Subsequent Payment then outstanding.

(c) Following the resolution of an Indemnity Claim, any amounts deducted by Parent from the Subsequent Payments in connection with such Indemnity Claim and in accordance with this Agreement or amounts withheld in connection with such Indemnity Claim pursuant to Section 7.4(d) below shall be free and clear of any legal or equitable claim asserted by the Stockholder Representative or any Company Securityholder or any of their respective Affiliates, successors, heirs, spouses, executors, administrators or legal representatives, including any common law or other right of offset.

(d) If at the time of the termination of the Survival Period any Claim Notice given by Parent remains unresolved, Parent shall reduce the amount of the next Subsequent Payment by the maximum aggregate amount of exposure of the potential Indemnity Payment for all matters reflected in all such unresolved Claim Notices (the “Unresolved Amount”), pending final determination of such matters. To the extent it is finally determined that Parent was not entitled to deduction of such amounts, Parent shall promptly pay to the Company Securityholders the appropriate portion of such Subsequent Payment.

(e) The Parties agree to treat each indemnification payment pursuant to this Article VII as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

(f) Except for any equitable relief, including injunctive relief or specific performance, to which Parent may be entitled, and in the case of fraud or misrepresentation, the remedies provided in this Article VII shall constitute the sole and exclusive remedy for any post-Closing claims made for breach of the representations and warranties contained in this Agreement.

(g) No claim may be made by any Indemnified Party for indemnification pursuant to Article VII, unless and until the aggregate amount of Losses for which the Indemnified Parties seek to be indemnified pursuant to Section 7.2 exceeds $50,000, at which time the Indemnified Parties shall be entitled to indemnification for all such Losses (including all Losses included within such amount).

Section 7.5 No Subrogation. Following the Closing, no Company Securityholder shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification made by or on behalf of the Company or any Company Securityholder under Article VII.

Section 7.6 Stockholder Representative; Power of Attorney.

(a) By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders and by accepting any consideration under this Agreement, each Company Securityholder (regardless of whether or not such other Stockholder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof), hereby initially appoints, as of the date of this Agreement, Tom Neustaetter (together with his permitted successors, the “Stockholder Representative”), as his, her or its true and lawful agent and attorney-in-fact to enter into any transactions contemplated by this Agreement, and to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Party) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Stockholders individually); (ii) object to and settle any Indemnity Claims; (iii) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (iv) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any such Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby or thereby; (v) amend this Agreement or any other agreement referred to herein or contemplated hereby; and (vi) take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.

(b) Tom Neustaetter hereby accepts his appointment as Stockholder Representative.

(c) The person serving as the Stockholder Representative may be replaced from time to time by a majority of the Key Stockholders upon not less than ten (10) days’ prior written notice to Parent and with Parent’s written consent, which shall not be unreasonably withheld. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders.

(d) The Stockholder Representative shall not be liable to any Stockholder for any act done or omitted hereunder as the Stockholder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall jointly and severally indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. The Stockholder Representative may arrange to receive reimbursement directly from the Stockholders for any and all expenses, charges and liabilities, including attorneys’ fees, reasonably incurred by the Stockholder Representative in the performance or discharge of his rights and obligations under this Agreement; provided, however, that neither Parent, the Surviving Corporation I nor Merger Sub II shall have any liability with respect to such items.

(e) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Stockholders and shall be final, binding and conclusive upon each such Stockholder; and each Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder. Each Indemnified Party is hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholder Representative.

(f) Any and all claims and disputes between or among any Indemnified Party, the Stockholder Representative and/or any one or more Stockholders relating to this Agreement or the transactions contemplated hereby shall in the case of any claim or dispute asserted by or against or involving any such Stockholder (other than any claim against or dispute with the Stockholder Representative), be asserted or otherwise addressed solely by the Stockholder Representative on behalf of such Stockholder (and not by such Stockholder acting on its own behalf).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the Stockholders:

(a) by mutual written consent of Parent and the Company;

(b) by Parent if (i) any representation or warranty of the Company contained in this Agreement shall be materially inaccurate or shall have been breached in any material respect as of the date of this Agreement, or shall have become materially inaccurate or shall be breached in any material respect as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all materiality qualifications and similar qualifications contained or incorporated directly or indirectly in such representations and warranties shall be disregarded, and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded) or (ii) any of the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any representation or warranty of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company through the use of commercially reasonable efforts during the ten (10) business day period commencing on the date Parent notifies the Company in writing of the existence of such inaccuracy or breach, then Parent may terminate this Agreement under this Section 8.1(b) as a result of such inaccuracy or breach only after the expiration of such ten (10) business day period, provided the Company continues to exercise commercially reasonable efforts to cure such inaccuracy or breach during such ten (10) business day period;

(c) by the Company if (i) any representation or warranty of Parent or Merger Sub contained in this Agreement shall be materially inaccurate or shall have been breached in any material respect as of the date of this Agreement, or shall have become materially inaccurate or shall be breached in any material respect as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications and similar qualifications contained or incorporated directly or indirectly in such representations and warranties shall be disregarded) or (ii) any of the covenants or obligations of Parent or Merger Sub contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any representation or warranty of Parent or Merger Sub as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent or Merger Sub is curable by Parent through the use of commercially reasonable efforts during the ten (10) business day period commencing on the date the Company notifies Parent in writing of the existence of such inaccuracy or breach, then the Company may terminate this Agreement under this Section 8.1(c) as a result of such inaccuracy or breach only after the expiration of such ten (10) business day period, provided Parent or Merger Sub, as the case may be, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach during such ten (10) business day period; or

(d) by either Parent or the Company if the Merger has not been effected on or prior to the close of business on May 31, 2009; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party (A) whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, resulted in, or contributed to, the failure of the Merger to have occurred on or prior to the aforesaid date, (B) who has failed to comply in all material respects with any of its covenants or agreements contained in this Agreement, which failure to comply has not been cured, or (C) by either Parent or the Company if any court or other Governmental Authority having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any inaccuracy or prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 8.1 through 8.3, the last sentence of Section 5.5, Section 5.9, and Article IX; and (c) no party shall be liable for any consequential or punitive damages.

Section 8.3 Amendment. Except as is otherwise required by applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Company. Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Stockholder Representative.

Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of that party’s right to demand exact compliance with the terms hereof. Any waiver shall not obligate that party to agree to any further or subsequent waiver or affect the validity of the provision relating to any such waiver.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent, Merger Sub, or the Surviving Corporation, to:

BakBone Software Incorporated

9540 Towne Centre Drive, Suite 100

San Diego, CA 92121

Attention: Chief Executive Officer

Facsimile No.: (858) 450-9929

with a copy to:

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, CA 92130

Attention: Scott M. Stanton, Esq.

Facsimile No.: (858) 720-5125

If to the Company (prior to the Effective Time), to:

ColdSpark, Inc.

10901 W. 120th Avenue, Suite 150

Broomfield, CO 80021

Attention: Chief Executive Officer

Facsimile No.: (303) 410-0764

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Boulevard

Redwood City, CA 94063

Attention: Ivan A. Gaviria, Esq.

Facsimile No.: (650) 321-2800

If to the Stockholder Representative:

Tom Neustaetter

c/o JK&B Capital

Two Prudential Plaza

180 N. Stetson Avenue, Suite 4500

Chicago, IL 60601

Facsimile No.: (312) 946-1103

Section 9.2 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.3 Entire Agreement; Third-Party Beneficiaries. The Confidentiality Agreement, the Stockholder Agreements and this Agreement, together with the Company Disclosure Schedule and the other documents and instruments executed in connection herewith, is an integrated document and contains the sole and entire agreement and understanding between the parties as to the matters contained herein, and except as expressly provided herein, fully supersedes and merges any and all prior and contemporaneous agreements, understandings, proposals, negotiations, arrangements and/or discussions, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.6 and Section 5.16(d) and as expressly provided herein, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, provided that the parties hereto agree that the Stockholder Representative shall be a third-party beneficiary to this Agreement and shall have the right, on behalf of the Company Securityholders to enforce any provision of this Agreement that survives the Effective Date and remains a continuing obligation of Parent and/or Surviving Corporation. This Agreement shall be construed and interpreted without reference to the principle that a contract is to be construed against the drafter of the contract, it being acknowledged that the provisions of this Agreement have been drafted by the parties during negotiations.

Section 9.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign or pledge as collateral this Agreement or any of the rights or interests hereunder to an Affiliate of Parent or to any financing sources. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible. If the parties fail to so agree within ten (10) business days of such determination that any term or other provision is invalid, illegal or incapable of being enforced, such holding shall not affect the validity or enforceability of any other aspect hereof (or of such provision in another jurisdiction) and the parties agree and hereby request that the court or arbitrator(s) make such valid modifications to (or replacement of, if necessary) the invalid provision as are necessary and reasonable to most closely approximate the parties’ intent as evidenced hereby as a whole.

Section 9.7 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. Notwithstanding Section 9.8, it is accordingly agreed that the parties hereto and the Disputing Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof; provided, however, that, subject to Section 9.8, such remedy shall be in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding and waives any objection based on forum non conveniens or any other objection to venue thereof.

Section 9.8 Dispute Resolution.

(a) Dispute. Any controversy, claim or dispute of whatever nature, including claims for fraud in the inducement and disputes as to arbitrability, arising between the Company (prior to the Effective Time) or the Stockholder Representative, including the Stockholders (after the Effective Time), on the one hand, and Parent, Merger Sub, Surviving Corporation I or Merger Sub II, on the other hand (each, a “Disputing Party”) under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope, validity, or making of this Agreement, whether such claim existed prior to or arises on or after the Closing Date (a “Dispute”), shall be resolved by good faith negotiations among the Disputing Parties, such negotiation not to exceed a period of thirty (30) consecutive days (the “Negotiation Period”). In the event a Dispute remains unresolved following the Negotiation Period, such Dispute shall be resolved by binding arbitration, unless the Disputing Parties otherwise agree. The agreement to arbitrate contained in this section shall continue in full force and effect despite the expiration, rescission or termination of this Agreement.

(b) Arbitration; Submission to Jurisdiction. Neither Disputing Party shall commence an arbitration proceeding pursuant to the provisions of this Agreement unless such Disputing Party shall first give a written notice (a “Dispute Notice”) to the other Disputing Party setting forth the nature of the Dispute. The Dispute shall be determined by binding arbitration in San Diego, California within twenty (20) business days after receipt of a Dispute Notice. The arbitration shall be conducted in accordance with the CPR Institute for Dispute Resolution (“CPR”) Rules for Non-Administered Arbitration (“CPR Rules”), subject to any modifications contained in this Agreement. The Dispute shall be determined by a single, neutral arbitrator, except that if the Dispute involves an amount in excess of Four Hundred Thousand Dollars ($400,000) (exclusive of interest and costs), three arbitrators shall be appointed. The Disputing Parties shall agree upon the arbitrator(s) within the (10) business days after receipt of a Dispute Notice. Each arbitrator shall be a retired state or federal judge or an attorney with at least fifteen (15) years of business litigation experience. If the Disputing Parties are unable to agree upon the arbitrator(s) within such period, the arbitrator(s) shall be selected by CPR in accordance with the CPR Rules. An award shall be made by a majority of the arbitrators. The arbitrator(s) shall base the award on the “four corners” of the Agreement, and only when the answer to a Dispute is not contained therein, shall the arbitrators look to the governing law designated herein and judicial precedent in accordance with the terms hereof to resolve the Dispute. Without limiting the foregoing, nothing herein contained shall be deemed to give the arbitrator(s) any authority, power or right to change, modify, add to or subtract from this Agreement (except as expressly provided herein).

(i) The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including equitable remedies, rescission, specific performance of any obligation created under the Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of such party’s reasonable Expenses.

(ii) Discovery will be limited to an exchange of directly relevant documents and answers to interrogatories. Depositions will not be taken except as needed in lieu of a live appearance. The arbitrator(s) shall resolve any discovery disputes. The arbitrator(s) and counsel of record will have the power of subpoena process as provided by law. The Disputing Parties knowingly and voluntarily waive their rights to have any Dispute tried and adjudicated by a judge or a jury.

(iii) The arbitration shall be governed by the substantive laws of the State of California, applicable federal laws and the CPR Rules, regardless of laws that might otherwise govern under applicable principles of conflicts of laws thereof. Judgment upon award rendered may be entered in any court having jurisdiction.

(iv) Except as otherwise required by law or in court proceedings to enforce this Agreement or an award rendered hereunder or to obtain interim relief, the Disputing Parties and the arbitrator(s) agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute. If either Disputing Party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other Disputing Party shall be entitled to be awarded Expenses paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

(v) Each of the Disputing Parties hereto irrevocably submits in any suit, action or proceeding arising out of or related to, and permitted by, this Agreement or any of the transactions contemplated hereby to the non-exclusive jurisdiction (including personal jurisdiction) of the Federal or state courts in the States of California, and each party waives any and all objections to jurisdiction and to forum (including forum non conveniens) that they may have under the laws of the United States or any such State.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, Merger Sub II and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

BAKBONE SOFTWARE INCORPORATED

By:	/s/ James R. Johnson
Print Name: James R. Johnson Title: President and Chief Executive Officer

CHICKASAW ACQUISITION CORPORATION

By:	/s/ James R. Johnson
Print Name: James R. Johnson Title: President and Chief Executive Officer

CHICKASAW ACQUISITION CORPORATION II

By:	/s/ James R. Johnson
Print Name: James R. Johnson Title: President and Chief Executive Officer

COLDSPARK, INC.

By:	/s/ Ian Bonner
Print Name: Ian Bonner Title: Chief Executive Officer

THE STOCKHOLDER REPRESENTATIVE

By:	/s/ Tom Neustaetter
Print Name: Tom Neustaetter

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]